Exhibit 4.11

EXECUTION COPY

CARMEL MOUNTAIN FUNDING TRUST,

as Issuer,

ACCREDITED HOME LENDERS, INC.,

as Seller and Servicer

and

ACCREDITED HOME LENDERS HOLDING CO.,

as Performance Guarantor

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

dated as of May 10, 2005

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(continued)

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(continued)

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(continued)

		Page

Section 12.13	Limited Recourse	56

Section 12.14	No Recourse	56

ARTICLE XIII	ACCREDITED HOME LENDERS HOLDING CO. GUARANTEE	56

Section 13.1	Guarantee of Servicer’s Performance and Payment Obligations	56

ARTICLE XIV	ASSIGNMENT	58

Section 14.1	Assignment	58

Section 14.2	Third-Party Beneficiary	58

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MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT, dated as of May 10, 2005 (as amended, supplemented or otherwise modified and in effect from time to time, the “Mortgage Loan Purchase and Servicing Agreement”), between CARMEL MOUNTAIN FUNDING TRUST, a Delaware statutory trust, as purchaser (the “Issuer”), ACCREDITED HOME LENDERS, INC., a California corporation (the “Company”), as seller and servicer (in its capacity as seller hereunder, the “Seller,” and in its capacity as servicer hereunder, the “Servicer”), and ACCREDITED HOME LENDERS HOLDING CO., a Delaware corporation, as guarantor (the “Performance Guarantor”) of the Servicer’s obligations hereunder.

W I T N E S S E T H:

WHEREAS, pursuant to this Mortgage Loan Purchase and Servicing Agreement, the Issuer has agreed to purchase from the Seller and the Seller has agreed to sell to the Issuer from time to time Mortgage Loans constituting Eligible Loans until the termination of this Mortgage Loan Purchase and Servicing Agreement in accordance with Section 11.1 hereof. The Company wishes to service each Mortgage Loan on behalf of the Issuer after the sale and purchase thereof.

WHEREAS, the Issuer and the Company, as Seller and Servicer, wish to prescribe the manner of purchase of the Mortgage Loans and the management, servicing and control of the Mortgage Loans.

WHEREAS, the Issuer intends to sell the Mortgage Loans and the Servicer will arrange for the sale of the Mortgage Loans on behalf of the Issuer to Mortgage Loan Buyers.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Issuer, the Seller, the Servicer and, solely with respect to Article XIII herein, the Performance Guarantor, agree as follows:

ARTICLE I

DEFINITIONS

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the meanings assigned to such terms in the Definitions List attached as Schedule I to the Security Agreement, dated as of the date hereof, between the Issuer and the Collateral Agent (the “Security Agreement”).

ARTICLE II

SALE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES;

BOOKS AND RECORDS; CUSTODIAL AGREEMENT;

DELIVERY OF DOCUMENTS

Section 2.1 Sale of Mortgage Loans; Possession of Mortgage Loan Files; Maintenance of Mortgage Loan Files. (a) (i) From time to time, pursuant to any Transfer Supplement, the Seller may sell, transfer, assign, set over and convey to the Issuer, without recourse, but subject to the terms hereof, all the right, title and interest of the Seller in and to each Mortgage Loan identified on such Transfer Supplement, including Wet Funded Loans; provided, however, that the Issuer shall not at any time be required to purchase Mortgage Loans to the extent that, after giving effect to such purchase, the aggregate Outstanding Purchase Price of Mortgage Loans owned by the Issuer is greater than the then-current Program Size; provided, further, that each Mortgage Loan transferred on each Closing Date must be an Eligible Loan. In connection with the sale of Mortgage Loans to the Issuer, the Seller shall sell, transfer, assign, set over and convey to the Issuer all right, title, interest of the Seller in and to the servicing rights related to such Mortgage Loans. The Seller shall provide a notice to the Issuer, the Collateral Agent, the Indenture Trustee and each Swap Counterparty not later than 6:00 p.m. Eastern time on the Business Day preceding the related Closing Date of its intention to sell a Portfolio to the Issuer pursuant to a Transfer Supplement (each, a “Purchase Notice”). In such Purchase Notice, the Seller shall inform the Issuer of the intent to sell Mortgage Loans and the proposed aggregate Initial Purchase Price for each portfolio of Mortgage Loans that it intends to sell on such date. The subject Portfolio and related servicing rights shall be sold by the Seller to the Issuer as described in Section 2.2 hereof. Each Transfer Supplement shall be executed by the Seller and the Issuer at the time of the sale of the subject Portfolio and related servicing rights. Notwithstanding the foregoing, the Issuer may not purchase any Mortgage Loans during the continuation of an Extended Note Amortization Event or following the occurrence of an Early Accumulation Event.

(ii) Upon execution of any Transfer Supplement by the Seller and the Issuer and receipt by the Seller of the purchase price therefor, the Seller hereby sells, assigns, transfers, sets over and conveys to the Issuer all right, title and interest of the Seller in, to and under each Mortgage Loan identified on such Transfer Supplement. It is intended that the transfer, assignment and conveyance herein contemplated constitute a sale of the Mortgage Loans, conveying good title thereto free and clear of any liens, by the Seller to the Issuer and that the Mortgage Loans and related servicing rights not be part of the Seller’s estate in the event of insolvency. In the event that the Mortgage Loans and related servicing rights are held to be property of the Seller or if for any other reason any Transfer Supplement is held or deemed not to absolutely sell and assign the Mortgage Loans and related servicing rights, the parties intend that the Seller shall be deemed to have granted, and does hereby grant, to the Issuer a valid first priority security interest, free and clear of any lien, claim or interest of any other Person, in the Seller’s right, title and interest in the Mortgage Loans and all related servicing rights and all collateral related thereto now existing or hereafter arising for the purpose of securing the rights of the Issuer under this Mortgage Loan Purchase and Servicing Agreement, and that this Mortgage Loan Purchase and Servicing Agreement and the Transfer Supplement shall each constitute a security agreement under applicable law.

(iii) In the event that the Fair Market Value of any Mortgage Loan sold to the Issuer by the Seller exceeds the Initial Purchase Price paid by the Issuer to the Seller under Section 2.2 hereof in respect of that Mortgage Loan, the Seller shall be deemed to have made a new contribution of capital to the Issuer in the amount of such excess.

(b) Pursuant to Section 2.5 hereof, as soon as practicable but in any event on or before the date which is (i) eight (8) Business Days after the sale of any Mortgage Loan to the Issuer if such Mortgage Loan was originated by the Seller not more than three (3) days prior to the sale to the Issuer (such a Mortgage Loan, a “Tier 1 Mortgage Loan”) or (ii) five (5) Business Days after the sale of any Mortgage Loan to the Issuer if such Mortgage Loan was originated by the Seller more than three (3) days prior to the sale to the Issuer (such a Mortgage Loan, a “Tier 2 Mortgage Loan”), the Seller shall deliver and release each related Loan Document, including Mortgage Notes, Mortgages and Assignments of Mortgages, if any, on Wet Funded Loans (subject to the Wet Funded Loan Limitation), to the Custodian, as bailee, for the Collateral Agent pursuant to the Custodial Agreement; provided, however, that any Tier 1 Mortgage Loan with respect to which the related Mortgage Note, Mortgage and Assignment of Mortgage, if any, are not delivered on or before the date which is eight (8) Business Days after the sale of such Tier 1 Mortgage Loan to the Issuer shall be repurchased by the Seller on such ninth Business Day at the Repurchase Price in accordance with Section 3.3 hereof; provided, further, that any Tier 2 Mortgage Loan with respect to which the related Mortgage Note, Mortgage and Assignment of Mortgage, if any, are not delivered on or before the date which is five (5) Business Days after the sale of such Tier 2 Mortgage Loan to the Issuer shall be repurchased by the Seller on such sixth Business Day at the Repurchase Price in accordance with Section 3.3 hereof. If the Seller does not repurchase the related Mortgage Loan on such ninth or sixth Business Day, as applicable, then the Servicer shall sell such Mortgage Loan on behalf of the Issuer. If the Servicer is unable to sell such Mortgage Loan by the fifteenth (15th) day following the purchase by the Issuer of such Mortgage Loan, the Collateral Agent shall hold an auction for such Mortgage Loan on such fifteenth (15th) day or if such day is not a Business Day, then on the next succeeding Business Day. The Collateral Agent shall notify potential bidders of the auction including the Rated Bidder, who shall be obligated to make a bid at such auction. The Seller shall deliver any documents, records, statements or logs relating to such Mortgage Loan other than the related Loan Documents not delivered to the Custodian (the “Servicing File”) to the Servicer and the contents of each related Servicing File shall be held in trust by the Servicer, as bailee, for the benefit of the Issuer as owner and the Collateral Agent as secured party. The possession of each Servicing File by the Servicer is at the will of the Issuer for the sole purpose of servicing the related Mortgage Loan and such retention and possession by the Servicer is in a custodial capacity only. Upon the sale of the Mortgage Loans to the Issuer as owner and the Collateral Agent as secured party, the ownership of each related Loan Document and the remainder of the Mortgage Loan File shall vest immediately in the Issuer, and the ownership of all other records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Servicer shall vest immediately in the Issuer and shall be retained and maintained by the Servicer, in trust, at the will of the Issuer and the Collateral Agent and only in such custodial capacity. The Servicer’s books and records shall be marked appropriately to reflect clearly the sale of the related Mortgage Loans to the Issuer as owner and the Collateral Agent as secured party. The Custodian shall only release its custody of the Loan Documents and other contents of a Mortgage Loan File in its possession in accordance with the Custodial Agreement.

The Mortgage Loan File shall consist of the following documents (constituting, collectively, the “Loan Documents”) and such other documents as the Issuer may reasonably require from time to time:

(i) The original Mortgage Note (or, if such Mortgage Note is lost, a certified copy thereof along with a Lost Note Affidavit and Indemnity substantially in the form attached to the Custodial Agreement as Exhibit F) bearing all intervening endorsements, endorsed “Pay to the order of             , without recourse.” The original Mortgage Note shall be accompanied by any riders thereto made in connection with the origination of the related Mortgage Loan;

(ii) the original of any guarantee executed in connection with the Mortgage Note;

(iii) the original Mortgage with evidence of recording thereon;

(iv) the originals of all assumption, modification, substitution, consolidation or extension agreements, with evidence of recording thereon;

(v) except with respect to a MERS Mortgage (which shall not require an Assignment of Mortgage), the original duly executed Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording; if the Mortgage Loan was acquired by the Seller in a merger, any Assignment of Mortgage must be made by “[Seller], successor by merger to [name of predecessor].” If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, any Assignment of Mortgage must be by “[Seller], formerly known as [previous name].” If the Mortgage Loan was acquired by the Seller as receiver for another entity, any Assignment of Mortgage must be by “[Seller], receiver for [name of entity in receivership].” Any Assignment of Mortgage must be duly recorded only if recordation is required as provided in Section 12.9 hereof. If any Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Collateral Agent. If any Assignment of Mortgage is not to be recorded but is otherwise required hereunder, such Assignment of Mortgage shall be delivered in blank;

(vi) the originals of all intervening assignments of mortgage with evidence of recording thereon (if such recording is necessary as represented in Section 3.2(cc) hereof);

(vii) if available, either the original mortgagee title insurance policy, or original attorney’s opinion of title, or, if the policy or opinion has not yet been issued, the irrevocable written commitment, interim binder or marked up binder for a title insurance policy or other evidence of title insurance customary in the area where the related Mortgage Property is located issued by the title insurance company dated and certified as of the date the Mortgage Loan was funded; and

(viii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

In connection with the assignment of any Mortgage Loan registered on the MERS System, promptly after the related Closing Date, the Seller will cause, at its own expense, the MERS System to indicate that such Mortgage Loan has been sold and transferred to the Issuer and pledged to the Collateral Agent for the benefit of the Secured Parties by including (or deleting, in the case of a Mortgage Loan which is repurchased in accordance with this Agreement) in its computer files (a) the Collateral Agent’s organizational ID in the field “Investor” which identifies the Collateral Agent and (b) a code which identifies this facility in the “Pool” field. The Seller and the Servicer will not alter the codes referenced in this paragraph with respect to any such Mortgage Loan during the term of this Mortgage Loan Purchase and Servicing Agreement unless and until such Mortgage Loan is sold in accordance with the terms of this Mortgage Loan Purchase and Servicing Agreement.

If in connection with a Mortgage Loan, the Seller cannot deliver or cause to be delivered the original of a document required to be delivered with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation, (a) the Seller shall deliver or cause to be delivered to the Custodian a photocopy of such document, certified by the Seller or the closing agent to be a true and complete copy of the original recorded document dispatched to the appropriate public recording office for recordation, and (b) the original recorded document or, if such public recording office retains the original recorded document, a copy of such document certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller. Any provision in this Mortgage Loan Purchase and Servicing Agreement or any other Program Document that requires a document to be delivered within eight (8) Business Days or five (5) Business Days after the sale of the related Tier 1 Mortgage Loan or Tier 2 Mortgage Loan, respectively, to the Issuer shall be deemed complied with if, under the circumstances described in the immediately preceding sentence, the document described in clause (a) of such sentence, is delivered within such eight (8) Business Day or five (5) Business Day period.

Section 2.2 Determination of Initial Purchase Price. No later than 3:00 p.m. Eastern time on each Closing Date, the Seller shall deliver to the Issuer a Transfer Supplement. During any IPP Dispute Period, each of the Swap Counterparties shall have the right to dispute the Initial Purchase Price set forth in the related Purchase Notice for any Mortgage Loan or portfolio of Mortgage Loans delivered during such IPP Dispute Period by 11:30 a.m. Eastern time on such Closing Date, such sale shall occur at the highest Initial Purchase Price acceptable to such disputing Swap Counterparty or otherwise such sale must be abandoned or rescheduled by the Issuer and the Seller. If the Issuer does not agree with any purchase calculation, or if the disputing Swap Counterparty disputes any purchase calculation, or the sale does not close for any other reason, then the Closing Date for the Mortgage Loan or portfolio of Mortgage Loans shall be rescheduled to a later date at the Seller’s option; it being understood that regardless of whether the rescheduled Closing Date occurs after the end of the IPP Dispute Period, the provisions of this paragraph shall apply to such Mortgage Loan or portfolio of Mortgage Loans. If the Issuer does not agree with any purchase calculation, or the sale does not close for any other reason, then the Closing Date for some or all of the Portfolio shall be rescheduled to a later date, at its option, by the Seller. The Issuer and the Seller shall use their best efforts to close the sale of any Portfolio on any such Closing Date. On each Closing Date, the Issuer shall pay to the Seller the Initial Purchase Price of each Mortgage Loan purchased by it hereunder in immediately available funds not later than 4:00 p.m., Eastern time. Each Mortgage Loan must be an Eligible Loan.

Section 2.3 Purchase Commitment Term. Subject to the terms and conditions of the Program Documents (including, without limitation, Section 3.4(b) hereof), the commitment of the Issuer under this Mortgage Loan Purchase and Servicing Agreement shall expire on the termination of this Mortgage Loan Purchase and Servicing Agreement, pursuant to Section 11.1 hereof.

Section 2.4 Books and Records; Transfers of Mortgage Loans. From and after each related Closing Date, all rights arising with respect to each Mortgage Loan sold pursuant to any Transfer Supplement, including but not limited to all funds received on or in connection with each Mortgage Loan, shall be received and held by the Servicer in trust for the benefit of the Issuer as owner and the Collateral Agent as secured party. Pursuant to the Custodial Agreement, the Custodian shall hold all of the Loan Documents as described in the Custodial Agreement.

The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Issuer. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Servicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Servicer complies with its Customary Servicing Procedures.

The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Issuer, the Collateral Agent, the Indenture Trustee, any Secured Liquidity Note Dealer, the Depositary or their respective designees, upon reasonable advance notice, at the offices of the Servicer during normal business hours the related Servicing File during the time the Issuer retains ownership of a Mortgage Loan and thereafter pursuant to applicable laws and regulations.

Section 2.5 Custodial Agreement. Pursuant to the Custodial Agreement, the Seller shall, from time to time in connection with the purchase of Mortgage Loans pursuant to the terms of this Mortgage Loan Purchase and Servicing Agreement, deliver to the Custodian, on or before the date which is eight (8) Business Days after the related Closing Date, the Loan Documents with respect to such Mortgage Loans. The Custodian shall hold each Loan Document in trust, as bailee, initially for the Issuer and then for the Collateral Agent pursuant to the Custodial Agreement.

Section 2.6 [Reserved].

Section 2.7 Reserve Fund Deposit. On each Closing Date, the Seller shall deposit an amount into the Reserve Fund from the proceeds of the sale of the Mortgage Loans to the Issuer that is required to cause the amount on deposit in the Reserve Fund to equal the Required Reserve Fund Amount on such Closing Date. In the event that proceeds of the sale of the Mortgage Loans to the Issuer by the Seller are used to fund the Reserve Fund, the Issuer shall be deemed to have made a new issuance of equity to the Seller in the amount of the proceeds used to fund the Reserve Fund.

ARTICLE III

REPRESENTATIONS AND WARRANTIES;

COVENANTS; REMEDIES AND BREACH

Section 3.1 Representations and Warranties of the Company. The Company, as Seller and Servicer, represents and warrants to the Issuer (and for the benefit of the Collateral Agent and the Indenture Trustee) that as of each Closing Date:

(a) Due Organization and Authority. The Company is duly organized, validly existing and in good standing under the laws of California and has all licenses necessary to carry on its business as now being conducted and is duly authorized, licensed, qualified and in good standing in each state where a Mortgaged Property is located if required to conduct business of the type conducted by it, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of any Mortgage Loan sold hereunder and the servicing of any such Mortgage Loan in accordance with the terms of this Mortgage Loan Purchase and Servicing Agreement and any Transfer Supplement; the Company had the full power and authority to originate, hold and sell each Mortgage Loan and has the full power and authority to service each Mortgage Loan and to execute and deliver this Mortgage Loan Purchase and Servicing Agreement and any Transfer Supplement to which it is a party and to perform its obligations in accordance herewith and therewith; the execution, delivery and performance of this Mortgage Loan Purchase and Servicing Agreement and any Transfer Supplement to which it is a party and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company; all requisite corporate action has been taken by the Company to make this Mortgage Loan Purchase and Servicing Agreement and any Transfer Supplement to which it is a party valid and binding upon the Company pursuant to its terms; this Mortgage Loan Purchase and Servicing Agreement and any Transfer Supplement to which it is a party each evidences the valid, binding and enforceable obligation of the Company, except that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Ordinary Course of Business. The performance of the transactions contemplated by this Mortgage Loan Purchase and Servicing Agreement are in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Mortgage Loan Purchase and Servicing Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(c) No Conflicts. Neither the execution and delivery of this Mortgage Loan Purchase and Servicing Agreement or any Transfer Supplement, the origination or acquisition of Mortgage Loans by the Company, the sale of Mortgage Loans to the Issuer or the transactions contemplated hereby or thereby, nor the fulfillment of or compliance with the terms and conditions of this Mortgage Loan Purchase and Servicing Agreement or any Transfer Supplement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Company’s articles of incorporation or bylaws or any material agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation in any material respect of any applicable law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Issuer to realize on the Mortgage Loans in any material respect, or impair the value of the Mortgage Loans in any material respect.

(d) Ability to Service. The Company services nonprime mortgage loans in accordance with its Customary Servicing Procedures. The Company has the facilities, procedures and experienced personnel necessary for the servicing of the Mortgage Loans.

(e) Reasonable Servicing Fee. The Servicer acknowledges and agrees that the Servicing Fee represents reasonable compensation for servicing, administering and arranging for the sale of the Mortgage Loans pursuant to this Mortgage Loan Purchase and Servicing Agreement and shall be treated by the Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Mortgage Loan Purchase and Servicing Agreement.

(f) No Litigation Pending. Except as disclosed on Schedule 3.1(f) hereto (which schedule may be updated with the consent of the Swap Counterparty and if the Rating Agency Confirmation is received), there is no action, suit, proceeding or investigation pending, or to its knowledge, threatened against the Company which, either in any one instance or in the aggregate, would result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or would result in any material liability on the part of the Company, or which would draw into question the validity of this Mortgage Loan Purchase and Servicing Agreement or any Transfer Supplement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Company contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Mortgage Loan Purchase and Servicing Agreement or any Transfer Supplement to which it is a party.

(g) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance with this Mortgage Loan Purchase and Servicing Agreement or any Transfer Supplement or the sale of the Mortgage Loans, or if required, such consent, approval, authorization or order has been obtained.

(h) Selection Process. Any Portfolio sold pursuant to a Transfer Supplement was selected from mortgage loans originated by the Seller or acquired by the Seller from third parties and are Mortgage Loans which satisfy the Eligibility Criteria (other than the Eligibility Representations, which are the subject of the representations set forth in Section 3.2 hereof), Portfolio Criteria and Wet Funded Loan Limitation, and any selection process employed by it was not made in a manner so as to materially adversely affect the interests of the Issuer.

(i) No Untrue Information. Neither this Mortgage Loan Purchase and Servicing Agreement, any Transfer Supplement nor any written statement, report or other document prepared by the Seller or to be prepared by the Seller pursuant to this Mortgage Loan Purchase and Servicing Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact relating to the Seller or the Mortgage Loans. None of the offering documents prepared by Seller in connection with the offering of the Notes by the Issuer contains any untrue statement of a material fact relating to the Seller or the Mortgage Loans or omits to state a fact necessary to make the statements herein or therein not materially misleading.

(j) Financial Statements. The Company has delivered to the Issuer audited consolidated financial statements of the Performance Guarantor as to its last complete fiscal year and of the Seller as to its fiscal years ended December 31, 2001 and 2002 on a date more than one hundred twenty (120) days prior to the date hereof and the applicable Closing Date, as the case may be, and as to any later quarter ended on a date more than sixty (60) days prior to the date hereof and the applicable Closing Date, as the case may be, unaudited consolidated balance sheets. All such financial statements fairly present the pertinent results of operations and changes in financial position at the end of each such period of the Performance Guarantor’s and its consolidated subsidiaries and have been, and will be, prepared, as the case may be, pursuant to GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. Except as disclosed on Schedule 3.1(j) (which Schedule may be updated with the consent of the Swap Counterparty so long as the Rating Agency Confirmation has been received), there has been no change in the business, operations, financial condition, properties or assets of the Performance Guarantor and its consolidated subsidiaries since the date of its most recently provided financial statements that would have a Material Adverse Effect on its ability to perform its obligations under this Mortgage Loan Purchase and Servicing Agreement.

(k) No Brokers’ Fees. Except as provided in the Program Documents and the Engagement Letter, the Company has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in connection with the sale of each Mortgage Loan to the Issuer.

(l) Fair Consideration. The consideration received by the Seller in connection with the sale of the Mortgage Loans under this Mortgage Loan Purchase and Servicing Agreement constitutes fair consideration and reasonably equivalent value for such Mortgage Loans.

(m) Ability to Perform. The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Mortgage Loan Purchase and Servicing Agreement in all material respects. The Company is not insolvent, nor will it be made insolvent by the sale of the Mortgage Loans to the Issuer, nor is the Company aware of any pending insolvency, and the sale of the Mortgage Loans to the Issuer is not undertaken to hinder, delay or defraud any of the Company’s creditors.

(n) Company’s Origination. The Company’s decision to originate any nonprime mortgage loan or to deny any nonprime mortgage loan application is an independent decision based upon the Company’s underwriting standards, and is in no way made as a result of the Issuer’s commitment to purchase Mortgage Loans pursuant to this Mortgage Loan Purchase and Servicing Agreement.

(o) [Reserved].

(p) Proper Approvals. The Company is a HUD approved mortgagee pursuant to Section 203 and Section 211 of the National Housing Act.

(q) Chief Executive Office. The principal place of business and chief executive office of the Company is located and has been located within the state of California for the five year period prior to the date of this Agreement. The “location” of the Company as defined in the UCC is in the State of California. The Company has not changed its jurisdiction of formation during the five year period prior to the date of this Agreement.

(r) No Prior Names. The exact legal name of the Company is, and during the five-year period prior to this Agreement has been, the respective name set forth for it on the signature page hereto and the Company has not had (i) any prior name other than Preferred Home Lenders, Inc., and MSK Financial Services, Inc., nor (ii) any trade other than Accolate Mortgage Company, Axiom Financial Services, Check ‘n Go, Home Funds Direct and New Hampshire Accredited Home Lenders.

Section 3.2 Representations and Warranties Regarding Individual Mortgage Loans; Eligibility Representations. With respect to each Mortgage Loan sold by the Seller to the Issuer, the Seller hereby represents and warrants to the Issuer (and for the benefit of the Collateral Agent and the Indenture Trustee) that as of the related Closing Date:

(a) Eligibility of Mortgage Loans. The Mortgage Loan is an Eligible Loan.

(b) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule attached to the applicable Transfer Supplement is complete, true and correct in all material respects.

(c) Valid First or Second Lien. The Mortgage is a valid, subsisting and enforceable first or second lien of record (or is in the process of being recorded) on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings that are not personal property, and all additions, alterations and replacements made at any time with respect to the foregoing, except that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The lien of the Mortgage is subject only to:

(1) the lien of current real property taxes and assessments not yet due and payable;

(2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy or attorney’s opinion of title and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (ii) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal;

(3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

(4) with respect to each Second Lien Mortgage Loan, a prior mortgage lien on the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable, (except that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) (A) first lien and first priority security interest with respect to each First Lien Mortgage Loan, or (B) second lien and second priority security interest with respect to each Second Lien Mortgage Loan, in either case, on the property described therein and the Seller has full right to sell and assign the same to the Issuer.

(d) Ownership. The Seller, or MERS, as the nominee for the Seller, is the sole owner of record and holder of the Mortgage Loan. Except for a lien of the Seller’s warehouse lender to be released immediately upon payment of the related purchase price on the related Closing Date, the Mortgage Loan is not assigned or pledged, and the Seller has good and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Issuer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority, subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to the related Transfer Supplement.

(e) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in Section 3.2(c) hereof.

(f) Conformance with Underwriting Standards. The Mortgage Loan was originated by the Seller, an Affiliate of the Seller or a broker for simultaneous assignment to the Seller or was acquired by the Seller from a correspondent lender. The Mortgage Loan was underwritten (or, if acquired by the Seller from a correspondent lender, reunderwritten) to comply with the Seller’s underwriting standards (which underwriting standards have been delivered to the Swap Counterparties and which underwriting standards shall not be materially amended, altered, modified or changed without the Swap Counterparty’s consent (which shall not be unreasonably be withheld) which consent shall be deemed to have been given the Swap Counterparty has not responded within 5 Business Days after receipt of notice by the Swap Counterparty of such proposed amendment, alteration, modification or change) in effect on the date of origination (or, if acquired by the Seller from a correspondent lender, on the date of acquisition) of such Mortgage Loan. The related Mortgage Note and related Mortgage have been documented on forms similar to those used by Fannie Mae or Freddie Mac. The Seller has not made any representations to the related Mortgagor that are inconsistent with such Mortgage Note or Mortgage.

(g) Payments Current. The Mortgage Loan is not a Delinquent Loan and none of the Mortgage Loans will have been contractually delinquent for more than one calendar month more than once since the origination thereof. No Mortgage Loan is nor will it become a First Payment Default Mortgage Loan.

(h) No Mortgagor Bankruptcy. To the best of the Seller’s knowledge and belief, no Mortgagor is currently the subject of a bankruptcy or similar proceeding.

(i) No Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents with respect to the Mortgaged Property which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Company has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is greater, to the day which precedes by one (1) month the Due Date of the first installment of principal and interest and except to fund an escrow of the kind described in the preceding sentence.

(j) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any material respect from the date of origination except (i) by a written instrument which has been recorded, if necessary, to protect the interests of the holder of the Mortgage Note, and which has been delivered to the Custodian or the Servicer, as required hereunder, and (ii) as permitted by the terms of the related Mortgage Note pursuant to the Company’s Loss Mitigation Action Plan and as approved by the title insurer to the extent required by the title insurer and all such changes are reflected on the related Mortgage Loan Schedule, as applicable. The Mortgagor has not been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy and which agreement is part of the related Mortgage Loan File.

(k) No Defenses. The Mortgage Loan and the obligation of the Mortgagor to pay the unpaid principal of or interest on any Mortgage Note are not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject the Mortgage Note or the Mortgage to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was funded.

(l) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured against loss by fire and hazards of extended coverage pursuant to insurance policies conforming to the requirements of Section 4.11 hereof. If upon origination of the Mortgage Loan, the Mortgaged Property was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Flood Insurance Administration is in effect which policy conforms to the requirements of Section 4.11 hereof. All individual insurance policies contain a standard mortgagee clause naming (or that will name) the Company and its successors and assigns as mortgagee, and all currently due premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided that the policy is not a “master” or “blanket” hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. The Company has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either.

(m) Compliance with Applicable Laws. Any applicable requirements of federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, or disclosure laws and applicable predatory and abusive lending laws applicable to the Mortgage Loan, including the origination and servicing by the Company of the Mortgage Loan, have been complied with by the Company in all material respects and the consummation of the transactions contemplated hereby will not involve the violation of any such laws and the Seller shall maintain or cause its agent to maintain in its possession available for inspection by any party evidence of compliance with all such requirements.

(n) No Satisfaction of Mortgage. The Mortgage has not been satisfied, cancelled, subordinated (except in the case of a Second Lien Mortgage Loan, to the prior mortgage lien on the related Mortgaged Property) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default nor has the Company waived any material default resulting from any action or inaction by the Mortgagor.

(o) Location and Type of Mortgaged Property. The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence erected thereon, or a two-to-four family dwelling, or an individual condominium unit or townhouse, or an individual unit in a planned unit development, or a de minimus planned unit development. No residence or dwelling is a mobile home or manufactured housing dwelling that is not treated as real estate under applicable law. To the best of the Seller’s knowledge and belief, no portion of the Mortgaged Property is used for commercial purposes; provided that any Mortgaged Property that contains a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes.

(p) Validity of Mortgage Documents. The Mortgage Note and the Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof enforceable pursuant to its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding or action in equity or at law. All parties to the Mortgage Note and the Mortgage and any other related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage and any other related agreement, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. To the best of the Seller’s knowledge and belief, the documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact.

(q) Consolidation of Future Advances. Any advances made after the date of origination of the Mortgage Loan, but prior to the sale of the Mortgage Loan to the Issuer, have been consolidated with the outstanding principal amount secured by the related Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(r) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) organized under the laws of such state, (iii) qualified to do business in such state or (iv) not required to qualify to do business in such state.

(s) LTV. The LTV of the Mortgage Loan is not more than 100%.

(t) Title Insurance. The Mortgage Loan is covered by:

(i) an attorney’s opinion of title, the form and substance of which is customary and reasonably acceptable to mortgage lending institutions making nonprime mortgage loans in the area where the Mortgaged Property is located; or

(ii) either (A) an lender’s title insurance policy, issued in standard California Land Title Association form or American Land Title Association form, or other form acceptable in a particular jurisdiction by a title insurance company authorized to transact business in the state where the related Mortgaged Property is located, together with a condominium endorsement, extended coverage endorsement, and an adjustable rate mortgage endorsement (in each case, as applicable) issued by a title insurer qualified to do business in the jurisdiction where the Mortgaged Property is located and in a form acceptable to Fannie Mae or Freddie Mac, insuring the Seller, its successors and assigns, as to the first or second priority lien of the Mortgage in an amount at least equal to the original principal amount of the Mortgage Loan, and against any loss by reason of the invalidity or unenforceability of the lien, or (B) a binding commitment from such title insurer to issue the same;

in each case subject to the exceptions contained in clauses (1), (2), and (3), and with respect to each Second Lien Mortgage Loan, clause (4) of Section 3.2(c) hereof and in all cases subject to the exceptions to title set forth in the title insurance policy (or commitment), attorney’s opinion of title, which exceptions are generally acceptable to mortgage lending institutions in connection with their regular mortgage lending activities, and to such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by the Mortgage. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required lender’s title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The originator of the Mortgage Loan, and its successors and assigns, is the sole insured of such lender’s title insurance policy (or commitment), and such lender’s title insurance policy is in full force and effect or will be in force and effect upon issuance pursuant to the commitment. No claims have been made under such lender’s title insurance policy, and no prior holder of the Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by the related Seller or any agent of the related Seller, and no such unlawful liens have been received, retained or realized by the Seller or any agent of the Seller.

(u) No Defaults. Except for any Monthly Payment not more than one month contractually delinquent, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Seller nor its predecessors have waived any default, breach, violation or event of acceleration. To the best of the Seller’s knowledge and belief, with respect to each Second Lien Mortgage Loan, (i) the first mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under the prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, (iv) the first mortgage does not provide for negative amortization, (v) no funds provided to the Mortgagor from the Second Lien Mortgage Loan were concurrently used as a down payment for the prior mortgage, and either (A) the first mortgage contains a provision which allows or (B) applicable law requires, the Mortgagee under the Second Lien Mortgage Loan to receive notice of, and affords such Mortgagee an opportunity to cure by payment in full or otherwise, any default under the prior mortgage.

(v) No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage, which are not insured against or otherwise covered by the applicable title policy.

(w) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(x) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and marketable title to the Mortgaged Property. There is no homestead or other exemption, other than any applicable Mortgagor redemption rights, available to a Mortgagor which would materially interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgage Note has a stated final maturity.

(y) Occupancy of the Mortgaged Property. The Mortgaged Property is capable of being lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and with respect to the use and occupancy of the Mortgaged Property, including but not limited to certificates of occupancy and fire underwriting certificates, have been made by or obtained from the appropriate authorities.

(z) Deeds of Trust. In the event that the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Issuer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(aa) [Reserved].

(bb) Acceptable Investment. To the Seller’s knowledge, there exists no circumstance or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit-standing not reflected in the representations set forth herein, or in the documents delivered to the Custodian or in the Mortgage Loan File, that could reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment or cause the Mortgage Loan to become delinquent or materially adversely affect the value or the marketability of the Mortgage Loan.

(cc) Delivery of Loan Documents. The Loan Documents required to be delivered for the Mortgage Loan by the Seller under the Custodial Agreement (i) have been delivered to the Custodian on or prior to the Closing Date or (ii) will be delivered to the Custodian as soon as practicable, but in no event later than eight (8) Business Days from the Closing Date. The Seller and/or its closing agent and/or the Custodian is in possession of a complete Mortgage Loan File with respect to the Mortgage Loan. Each Wet Funded Loan was originated no more than eight (8) days prior to the Closing Date for such Wet Funded Loan.

(dd) Recording of Mortgage. The original Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the related Mortgaged Property is located. The original Mortgage (in recordable form and acceptable for recording) was recorded or is in the process of being recorded under the laws of the jurisdiction in which the related Mortgaged Property is located. All intervening assignments of the original Mortgage (other than unrecorded warehouse assignments and assignments for which the related original Mortgage has not been returned from the applicable public recording office) have been delivered for recordation or have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of or purchasers from the Seller. The Assignment of Mortgage (other than with respect to a MERS Mortgage, which shall not require an assignment) is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the related Mortgaged Property is located.

(ee) Due on Sale. The Mortgage contains an enforceable (subject to applicable law) provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general principles of equity applicable thereto.

(ff) No Graduated Payments. The Mortgage Loan is not a graduated payment nonprime mortgage loan and does not have a shared appreciation or other contingent interest feature.

(gg) Mortgaged Property Undamaged. To the Seller’s knowledge and belief, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. To the best of the Seller’s knowledge and belief, the Mortgaged Property is in good repair and undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect materially adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended.

(hh) Collection Practices; Adjustable Rate Mortgage Loan Adjustments. The origination, collection and servicing practices used by the Seller with respect to the Mortgage Loan have been in accordance with the Seller’s Customary Servicing Procedures and are in compliance in all material respects with all applicable laws and regulations and conform to customs in the nonprime mortgage origination and servicing business. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note.

(ii) Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property signed prior to the approval of the nonprime mortgage loan application by a qualified appraiser, duly appointed by or acceptable to the Seller, who, to the best of the Seller’s knowledge and belief, had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfied the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date that the Mortgage Loan was originated.

(jj) Servicemembers Civil Relief Act. The Mortgagor has not notified the Company and the Company has no knowledge of any relief requested by the Mortgagor under the Servicemembers Civil Relief Act.

(kk) Environmental Matters. To the Seller’s actual knowledge, the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation with respect to the Mortgaged Property. There is no pending action or proceeding directly involving any Mortgaged Property of which the Seller is aware in which compliance with any environmental law, rule or regulation is an issue; and, to the best knowledge of the Seller, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation consisting of a prerequisite to use and enjoyment of said property.

(ll) No Construction Loans. No Mortgage Loan (i) was made for the construction or rehabilitation of a Mortgaged Property which has not been completed or (ii) provides for future advances of funds by the Seller which have not yet been advanced or (iii) facilitates the trade-in or exchange of a Mortgaged Property.

(mm) Regarding the Mortgagor. The Mortgagor is one (1) or more natural persons or a trust acceptable under the Fannie Mae Guides.

(nn) Consent. If the Mortgage Loan is a Second Lien Mortgage Loan, either (i) no consent for such Second Lien Mortgage Loan is required by the holder of the related first lien mortgage or (ii) such consent has been obtained and is contained in the Servicing File.

(oo) Mortgagor Acknowledgment. If the Mortgage Loan is an adjustable rate nonprime mortgage loan, the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate nonprime mortgage loans. The Servicing File contains proof of such compliance.

(pp) No Buydown Provisions. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions currently in effect which may constitute a “buydown” provision.

(qq) Schedule of Payments; Final Maturity. Each Mortgage Note with respect to a Mortgage Loan provides for a schedule of substantially level and equal Monthly Payments (subject to adjustment in the case of Interest-Only Mortgage Loans at the end of the interest only payment period and to periodic adjustment in the case of Mortgage Loans that have an adjustable interest rate) which are sufficient to amortize fully the principal balance of such Mortgage Note on or before its maturity date, except for Mortgage Loans that provide for a “balloon” payment due at maturity. If an Interest–Only Mortgage Loan, such Mortgage Loan shall provide for substantially level and equal Monthly Payments that include principal payments to commence within 60 months of the origination of such Mortgage Loan (subject to periodic adjustment in case of Mortgage Loans that have an adjustable interest rate). The Mortgage Loan has a final maturity date not later than thirty (30) years after the Closing Date for the purchase of such Mortgage Loan.

(rr) No Claim or Defense. If the Mortgage Loan is a “mortgage” as defined in 15 U.S.C. 1602(aa), the Mortgagor does not and will not have a valid claim or defense with respect to such Mortgage Loan under such law.

(ss) No Taxes, Fees or Charges. The sale, transfer, assignment and conveyance of the Mortgage Loan by the Seller pursuant to this Mortgage Loan Purchase and Servicing Agreement are not subject to and will not result in any tax, fee or governmental charge payable by the Seller or the Issuer to any federal, state or local government other than such taxes, fees and governmental charges which have been or will be paid as due by the Seller.

(tt) Ground Lease. With respect to each Mortgaged Property subject to a ground lease (i) the current ground lessor has been identified and all ground rents which have previously become due and owing have been paid, (ii) the ground lease term extends, or is automatically renewable, for at least five years beyond the maturity date of the related Mortgage Loan, (iii) the ground lease has been duly executed and recorded and is valid and in full force and effect, (iv) the amount of the ground rent and any increases therein are clearly identified in the lease and are for predetermined amounts at predetermined times, (v) the ground rent payment is included in the Mortgagor’s monthly payment as an expense item in determining the qualification of the Mortgagor for such Mortgage Loan, (vi) the holder of the original Mortgage or the assignee thereof has the right to cure defaults on the ground lease, (vii) the terms and conditions of the leasehold do not prevent the free and absolute marketability of the Mortgaged Property, and (viii) the ground lessee is not in default under any provisions of the lease.

(uu) Mortgage Interest Rate. The Mortgage Interest Rate on the Mortgage Loan is calculated on the basis of a year of 360 days with twelve 30-day months.

(vv) Negative Amortization. If the Mortgage Loan has a variable interest rate, it is not subject to negative amortization.

(ww) 16 C.F.R. Part 433. The FTC holder regulation provided in 16 C.F.R. Part 433 does not apply to the Mortgage Loans.

(xx) Rights Under Insurance Policies. The Seller has caused to be performed any and all acts required to be performed to preserve the rights and remedies of the mortgagee in any insurance policies applicable to the Mortgage Loan including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Servicer.

(yy) Prepayment Charge. If the Mortgage Loan contains a provision that provides for the payment of a Prepayment Charge if the related Mortgage Note is voluntarily paid in full prior to the date such Mortgage Note is scheduled to be paid in full, such provision is enforceable under applicable law, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and general principles of equity applicable hereto.

(zz) Predatory Lending Regulations; High Cost Loans. None of the Mortgage Loans (i) are classified as (x) “high cost” loans under the Home Ownership and Equity Protection Act of 1994 or (y) “high cost”, “threshold”, “covered” or “predatory” loans under any applicable federal, state or local law or ordinance (or a similarly classified loan using different terminology under any applicable federal, state or local law or ordinance imposing heightened regulatory scrutiny or additional legal liability for nonprime residential mortgage loans having high interest rates and/or points and fees) or (ii) are subject to any similar federal, state or local law or ordinance that would result in such Mortgage Loan being ineligible for inclusion in a rated securitization transaction under the then current criteria and ongoing criteria of any Rating Agency.

(aaa) Property in Georgia. No Mortgage Loan originated on or after March 7, 2003, secured by a Mortgaged Property located in Georgia is a “Covered Loan” or a “High Cost Home Loan” within the meaning of the Georgia Fair Lending Act, as amended (the “Georgia Act”). In addition, no Mortgage Loan secured by a Mortgaged Property located in Georgia was originated between October 1, 2002 and March 7, 2003.

(bbb) Use of Mortgage Loan Proceeds. No proceeds from any Mortgage Loan were used to finance single-premium credit life insurance policies in connection with the origination of the Mortgage Loan.

(ccc) No Material Errors, Omissions, Etc. To the best of the Seller’s knowledge, no material error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of any person, including without limitation, the Seller, the Mortgagor, any appraiser, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan.

(ddd) Proceeds Fully Disbursed. The proceeds of each Mortgage Loan have been fully disbursed, there is no requirement for, or ability to make, future advances thereunder and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with, except any Mortgaged Property or Mortgage Loan subject to an escrow holdback as defined in the underwriting guidelines of the Seller. All costs, fees and expenses incurred in making, closing or recording the Mortgage Loans were paid and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

(eee) No Deficiencies. With respect to escrow deposits and escrow payments (other than with respect to each Mortgage Loan which is indicated by the Seller to be a Second Lien Mortgage Loan and for which the mortgagee under the first lien is collecting escrow payments) all such payments are in the possession of or under the control of the Seller, its servicer or its agent. There exist no deficiencies with respect to escrow deposits and payments, if such are required, for which customary arrangements for repayment thereof have not been made, and no escrow deposits or payments of other charges or payments due the Seller have been capitalized under the Mortgage or the related Mortgage Note.

(fff) [Reserved].

(ggg) Additional Payments. There is no obligation on the part of the Seller or any other party under the terms of the Mortgage or related Mortgage Note to make payments in lieu of or in addition to those made by the Mortgagor or a guarantor of such Mortgagor’s obligations under the terms of a guarantee included in the related Mortgage Loan File.

(hhh) Furnishing of Information. The Seller has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on the Mortgagor’s credit files to Equifax, Experian and Trans Union Credit Information Company or their successors the (“Credit Repositories”) on a monthly basis.

(iii) Deemed Representations. If any representation and warranty reasonably required by mortgage loan buyers generally in purchases of nonprime mortgage loans having characteristics similar to the Mortgage Loan, or by Rating Agencies, commercial paper conduits or other Financing parties in connection with the Financing of nonprime mortgage loans having characteristics similar to the Mortgage Loan is not covered by the representations and warranties in the foregoing subparagraphs (a) through (hhh) (each, a “Deemed Representation”), then, upon notice thereof from the Seller, the Servicer, the Issuer or any Swap Counterparty, such Deemed Representation shall be deemed to have been made with respect to such Mortgage Loan by the Seller as of the applicable Closing Date unless such Deemed Representation relates to the collectibility or credit risk of such Mortgage Loan and for which such Deemed Representation would constitute recourse to the Seller for the collectibility of such Mortgage Loan.

Section 3.3 Remedies for Breach of Representations and Warranties. It is understood and agreed that the representations and warranties set forth in Sections 3.1 and 3.2 hereof shall survive the sale of each Mortgage Loan to the Issuer and the delivery of the Servicing File to the Servicer and delivery of the Loan Documents to the Custodian and shall inure to the benefit of the Issuer, the Collateral Agent, each Swap Counterparty and the Indenture Trustee notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage Loan File. Upon discovery by either the Seller, the Servicer, any Swap Counterparty or the Issuer (i) of a breach of any of the foregoing representations and warranties, or (ii) that any of the representations or warranties in Section 3.2 hereof were untrue at the time made without regard to any limitation contained therein concerning the knowledge of any Person as to the facts stated therein, and in each case which materially and adversely affects the value of the Mortgage Loans or the interest of the Issuer (or which materially and adversely affects the interest of the Issuer in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach or inaccuracy shall give prompt written notice to the other, the Collateral Agent, the Indenture Trustee and each Swap Counterparty.

Except as provided in the next following sentence, within sixty (60) days of the earlier of either discovery by or notice to the Seller of any such breach or inaccuracy (without regard to any limitation contained therein concerning the knowledge of any Person as to the facts stated therein) of a representation or warranty set forth in Section 3.2 hereof that materially and adversely affects the value of any Mortgage Loan, the Seller shall use its best efforts promptly to cure such breach or inaccuracy in all material respects and, if such breach or inaccuracy cannot be cured, or is not cured, within such sixty (60) day time period, the Seller shall repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.2(cc) hereof, the Seller shall repurchase all Mortgage Loans affected thereby on the ninth (9th) Business Day following the related Closing Date at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.1 hereof, and such breach cannot be cured, or is not cured, within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, the Seller shall repurchase all of the Mortgage Loans affected thereby at the Repurchase Price. In each case, the Seller shall remit the Repurchase Price as certified by the Seller to the Collateral Agent, and the Collateral Agent shall deposit such amount into the Collateral Account maintained by the Collateral Agent on the day of receipt. Upon receipt of the Repurchase Price by the Collateral Agent, the Issuer and the Seller shall arrange for the reassignment of the Mortgage Loan or Mortgage Loans to the Seller and the delivery to the Seller of any documents held by the Custodian or the Servicer relating to the reassigned Mortgage Loan or Mortgage Loans. Notwithstanding the fact that a representation or warranty contained in Section 3.2 hereof may be limited to the Seller’s knowledge, such limitation shall not relieve the Seller of its repurchase obligation under this Section 3.3.

In addition to such repurchase obligation, the Seller shall indemnify the Issuer, the Collateral Agent, each Swap Counterparty and the Indenture Trustee and hold it harmless against any losses, damages, transfer taxes, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other reasonable costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the representations and warranties of the Seller contained in this Mortgage Loan Purchase and Servicing Agreement. The Seller shall not be obligated under this indemnity for any indirect or consequential damages. It is understood and agreed that the obligations of the Seller set forth in this Section 3.3 to cure or repurchase a Mortgage Loan and to indemnify the Issuer, the Swap Counterparties, the Collateral Agent and the Indenture Trustee constitute the sole remedies of the Issuer, the Collateral Agent and the Indenture Trustee respecting a breach of the foregoing representations and warranties.

Section 3.4 Conditions to Closing. (a) Conditions to Initial Closing. The obligations of the parties hereto under this Mortgage Loan Purchase and Servicing Agreement are subject to the condition precedent that the Issuer and the Company shall have received all of the following, each duly executed and dated as of the Initial Closing Date (or such earlier date as shall be satisfactory to the Issuer and the Company) in form and substance satisfactory to the Issuer and the Company:

(i) Program Documents. This Mortgage Loan Purchase and Servicing Agreement and each of the other Program Documents, duly executed by each of the parties thereto.

(ii) Resolutions; Organizational Documents. Certified copies of resolutions of the Board of Directors of the Seller authorizing the execution, delivery and performance of this Mortgage Loan Purchase and Servicing Agreement and the other Program Documents to which it is a party, together with a certified copy of the organizational documents and governing instruments, as applicable, of the Seller and the Issuer.

(iii) Incumbency and Signatures. A Certificate of the Secretary or an Assistant Secretary of the Seller, the Depositary, the Administrator, the Collateral Agent, the Indenture Trustee, the Owner Trustee and the Swap Counterparties certifying the names of its officer or officers authorized to sign this Mortgage Loan Purchase and Servicing Agreement, the Notes and the other Program Documents to which it is a party.

(iv) Good Standing Certificates. Good standing certificates for the Seller and the Issuer issued as of a recent date acceptable to the Issuer and the Seller by the Secretary of State of each jurisdiction that the Issuer and the Seller deem necessary or desirable.

(v) Opinion of Counsel. Favorable opinions from counsel to the Issuer, the Seller, each Swap Counterparty (which may be opinions of in-house counsel for the Swap Counterparty), the Collateral Agent, the Indenture Trustee and the Administrator, in form and substance acceptable to the Issuer and the Seller.

(vi) UCC Financing Statements. A UCC-1 financing statement to be filed in California naming the Seller as debtor, the Issuer as secured party and the Collateral Agent as assignee and the Mortgage Loans and the related servicing rights as collateral and a UCC-1 financing statement to be filed in Delaware naming the Issuer as debtor and the Collateral Agent as secured party and the Collateral as collateral.

(vii) UCC Searches. A UCC search against the Seller conducted in the office of the California Secretary of State and a UCC search against the Issuer conducted in the office of the Delaware Secretary of State.

(viii) Accounting Letter. A letter from Deloitte & Touche LLP, containing statements and information of the type ordinarily included in accountants’ “comfort letters” in compliance with agreed upon procedures as agreed by Lehman Brothers and the Company, as to the accuracy of the information reviewed by them.

(ix) Ratings. A copy of letters evidencing that the Secured Liquidity Notes are rated at least “A-1+” and “P-1” by S&P and Moody’s respectively.

(x) Offering Circulars. Final copies of (i) the Series 2005-A Preliminary Variable Rate Subordinated Note Offering Circular; (ii) the Series 2005-A Final Variable Rate Subordinated Note Offering Circular; (iii) the Preliminary Secured Liquidity Note Offering Circular; and (iv) the Final Secured Liquidity Note Offering Circular.

(xi) DTC Letter of Representations. A copy of a Letter of Representations relating to the Secured Liquidity Notes and a Letter of Representations relating to the Series 2005-A Subordinated Notes executed by the Issuer and accepted and agreed to by The Depository Trust Company.

(xii) Other. Such other documents as the Issuer or the Company may reasonably request.

(b) Conditions to Each Closing Date. The obligation of the Issuer to purchase the Mortgage Loans that are the subject of any Transfer Supplement shall be subject to satisfaction of each of the following conditions on or before the related Closing Date:

(i) To the best of the Seller’s knowledge and belief, all of the representations and warranties of the Seller contained in this Mortgage Loan Purchase and Servicing Agreement shall be true and correct in all material respects as of such Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a Servicer Event of Default under this Mortgage Loan Purchase and Servicing Agreement;

(ii) The Seller shall have delivered and released to the Custodian all documents required to be delivered to the Custodian pursuant to the Custodial Agreement;

(iii) No Termination Event, Early Accumulation Event or Extended Note Amortization Event shall have occurred and be continuing; and

(iv) All other material terms and conditions of this Mortgage Loan Purchase and Servicing Agreement shall have been satisfied.

Section 3.5 Covenants of the Company and the Issuer. (a) Licenses. The Company shall maintain its qualifications to do business and all licenses necessary to perform its obligations hereunder.

(b) Servicing Standards. The Servicer will administer and service Mortgage Loans, and arrange for the sale of Mortgage Loans, pursuant to the terms of this Mortgage Loan Purchase and Servicing Agreement, the Mortgage Notes, applicable law and its Customary Servicing Procedures.

(c) Delivery of Mortgage Note. The Seller shall deliver the related Loan Documents in accordance with Section 2.1(b).

(d) Portfolio Criteria and Limitations. The Servicer agrees that as of any date of determination, the Mortgage Loans shall satisfy the Portfolio Criteria, the Eligibility Criteria set forth in clause (i) and (ii) of the definition thereof, the Portfolio Aging Limitations and the Wet Funded Loan Limitation.

(e) Changes in Origination and Underwriting Criteria. The Company shall inform each Rating Agency rating any outstanding Notes of any changes in the Company’s origination or underwriting practices and guidelines with respect to nonprime mortgage loans that would have a Material Adverse Effect.

(f) [Reserved].

(g) Defaulted Loans. The Servicer shall sell on behalf of the Issuer any Mortgage Loan that becomes a Defaulted Loan as soon as practicable after becoming a Defaulted Loan.

(h) Ten Percent Obligor. The Servicer shall arrange for sales of Mortgage Loans to assure that the Outstanding Purchase Price of Mortgage Loans payable by a single obligor shall not exceed ten percent (10%) of the Outstanding Purchase Price of all Mortgage Loans owned by the Issuer at any time.

(i) Factual Assumption in True-Sale/Non-Consolidation Opinion. The Company and the Issuer shall maintain the truth and accuracy of all facts assumed by Dewey Ballantine LLP in the True-Sale/Non-Consolidation Opinion delivered on the Initial Closing Date and shall not take or omit to take any action that would result in a change to the continuing truth and accuracy of any of the factual assumptions in the True-Sale/Non-Consolidation Opinion.

(j) Accounting Treatment of the Issuer. The Company shall consolidate the assets and liabilities of the Issuer with the assets and liabilities of the Company in all financial statements published and prepared by the Company, the Issuer and their Affiliates in accordance with GAAP or any successor accounting standard thereto. Such financial statements shall contain a footnote substantially to the effect that the Issuer is a Delaware statutory trust that has been established by the Company as a special-purpose warehouse finance subsidiary of the Company, and that the Issuer has agreed to issue and sell the Notes.

(k) [Reserved.]

(l) Outstanding Notes. The Issuer shall not issue any Class of Notes if the issuance of such Class of Notes would cause the sum of (x) the aggregate Credits Outstanding on such day, (y) the aggregate Principal Amount of Subordinated Notes outstanding on such day, and (z) the aggregate Principal Amount of Term Notes outstanding on such day to exceed the Program Size.

Section 3.6 Representations and Warranties of the Issuer.

The Issuer represents and warrants to the Seller, the Servicer, the Collateral Agent and the Indenture Trustee that as of each Closing Date:

(a) Due Organization. The Issuer is a statutory trust duly formed and validly existing under the laws of the State of Delaware;

(b) Due Authorization; Enforceability. The Program Documents to which the Issuer is a party, assuming due authorization, execution and delivery by the Owner Trustee, constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(c) No Conflicts. The execution and delivery of the Program Documents to which the Issuer is a party by the Issuer and its performance of and compliance with the terms of the Program Documents to which the Issuer is a party will not violate the Issuer’s Trust Agreement or certificate of trust, and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Issuer is a party or by which the Issuer or to which any property or assets of the Issuer is subject;

(d) No Defaults. The Issuer is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which the default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Issuer or its properties or might have consequences that would affect its performance hereunder; and

(e) No Litigation. No litigation is pending or, to the Issuer’s knowledge, threatened against the Issuer which would prohibit its entering into this Mortgage Loan Purchase and Servicing Agreement or performing its obligations under this Mortgage Loan Purchase and Servicing Agreement.

(f) Chief Executive Office. The principal place of business and chief executive office of the Issuer is located and has been located within the state of Delaware since its formation. The “location” of the Issuer as defined in the UCC is in the State of Delaware.

(g) No Prior Names. The exact legal name of the Issuer is, and since its formation has been, the name set forth for it on the signature page hereto.

(h) Prior Security Agreement. The Issuer is not bound under Section 9-203(d) of the Uniform Commercial code by a security agreement previously entered into by another person or entity.

Section 3.7 Perfection Representations. The Perfection Representations shall be a part of this Mortgage Loan Purchase and Servicing Agreement for all purposes.

Section 3.8 Covenants of the Seller. The Seller shall not (i) change its name, identity, or its type or jurisdiction of organization or (ii) become bound as debtor under Section 9-203(d) of the UCC by a security agreement entered into by another person or entity unless it has first (x) made all filings in all relevant jurisdictions under the UCC and other applicable law as are necessary to continue and maintain the first-priority perfected ownership or security interest of the Collateral Agent in the Mortgage Loans, the proceeds thereof, and the other property conveyed to the Issuer hereunder, and (y) delivered to the Servicer and the Collateral Agent an Opinion of Counsel to the effect that all necessary filings have been made under the UCC in all relevant jurisdictions as are necessary to continue and maintain the first-priority perfected ownership or security interest of the Issuer and the Collateral Agent in the Mortgage Loans, the proceeds thereof, and the other property conveyed to the Issuer hereunder.

Section 3.9 Covenants of the Servicer.

(a) The Servicer shall cause the Issuer to be in compliance with all applicable licensing and regulatory requirements.

(b) The Servicer covenants to maintain the perfection and priority of the security interest of the Issuer and the Collateral Agent, on behalf of the Secured Parties, in the Mortgage Loans in accordance with paragraph 12 of the Perfection Representations.

Section 3.10 Deposit of Derivatives. The Company may cause the deposit of derivatives at any time to the Issuer and any such deposited derivatives shall become property of the Issuer.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.1 The Company to Act as Servicer; Servicing and Administration of the Mortgage Loans. (a) (i) The Company, as an independent contract servicer, shall service and administer the Mortgage Loans in accordance with (1) the terms of this Mortgage Loan Purchase and Servicing Agreement, and the other Program Documents and (2) otherwise in accordance with its Customary Servicing Procedures. The Company, as an independent contract servicer, shall exercise its discretion consistent (a) with the same care, skill, customary and reasonable practices and diligence with which it services and administers similar mortgage loans for other third-party investors or (b) with the same care, skill, customary and reasonable practices and diligence with which, it services and administers similar nonprime mortgage loans which it owns, whichever standard of care is higher. The Company, as an independent contract servicer, shall exercise its discretion consistent with the terms of this Mortgage Loan Purchase and Servicing Agreement and, with respect to the enforcement of defaulted Mortgage Loans, in such manner as will maximize the receipt of principal and interest with respect thereto, including, but not limited to, the sale of any such Mortgage Loan to a third party, the modification of any such Mortgage Loan, or foreclosure upon the related property with a mortgage and disposition thereof.

The Servicer shall arrange for the sale of the Mortgage Loans in a manner consistent with the Portfolio Criteria, Portfolio Aging Limitations and Wet Funded Loan Limitation. Additionally, as the principal of any Notes becomes due and payable, whether pursuant to the terms thereof or by the occurrence of a Security Agreement Event of Default or an Indenture Event of Default or optional repurchase, maturity or otherwise, the Issuer shall cause the Servicer to arrange for the sale of Mortgage Loans at such times and in such manner so that the proceeds of the sale, together with amounts received by the Issuer in connection with the Interest Rate Swap (taking into account the settlement period under the Interest Rate Swap), are available to pay amounts due and owing on such Notes; it being understood that the Servicer shall have no obligation to purchase the Mortgage Loans or make any payment on the Notes. The Rated Bidder shall make bids on Mortgage Loans as required pursuant to the Rated Bidder Letter. The Servicer may arrange for the sale of Mortgage Loans through a Financing. The Servicer may not arrange for the sale of any Mortgage Loan for consideration other than cash consideration.

(ii) Except to the extent that this Mortgage Loan Purchase and Servicing Agreement provides for a contrary specific course of action, the Servicer will be required to service and administer each Mortgage Loan without regard to (a) any other relationship that the Servicer, any sub-servicer or any Affiliate of the Servicer or any sub-servicer may have with the Mortgagors or any Affiliate of such Mortgagors, (b) the ownership of any Notes by the Servicer or any Affiliate of the Servicer, (c) the Servicer’s obligations to make any Monthly Servicer Advances or Servicing Advances or to incur servicing expenses with respect to each Mortgage Loan, (d) the Servicer’s or any sub-servicer’s right to receive compensation for its services under this Mortgage Loan Purchase and Servicing Agreement or with respect to any particular transaction or (e) the ownership, servicing or management for others by the Servicer or any sub-servicer of any other nonprime mortgage loans or property.

(b) The Servicer may enter into additional servicing or sub-servicing agreements with third parties with respect to any of its obligations hereunder, provided that any such agreement shall be consistent with the provisions of this Mortgage Loan Purchase and Servicing Agreement and no sub-servicer (or its agent or subcontractors) shall grant any modification, waiver or amendment to any Mortgage Loan without the approval of the Servicer. Notwithstanding any servicing or sub-servicing agreement, any of the provisions of this Mortgage Loan Purchase and Servicing Agreement relating to agreements or arrangements between the Servicer and any Person acting as servicer or sub-servicer (or its agents or subcontractors) or any reference to action taken through any Person acting as servicer or sub-servicer or otherwise, the Servicer shall remain obligated and primarily liable to the Issuer for the servicing and administering of the Mortgage Loans and arranging for the sale of each Mortgage Loan pursuant to the provisions of this Mortgage Loan Purchase and Servicing Agreement without diminution of such obligation or liability by virtue of such servicing or sub-servicing agreements or arrangements or by virtue of indemnification from any Person acting as servicer or sub-servicer (or its agents or subcontractors) to the same extent and under the same terms and conditions as if the Servicer alone were engaging in such activities. In the event that the Servicer is a sub-servicer, the Issuer shall be entitled to proceed directly against the Servicer as sub-servicer to enforce the Servicer’s obligations to the Issuer. There are no sub-servicers hereunder as of the date of this Mortgage Loan Purchase and Servicing Agreement and, if a Servicer Event of Default has occurred and is continuing the Servicer will terminate any sub-servicer within ninety (90) days after being directed to do so by the Required Senior Noteholders or the Required Subordinated Noteholders. Neither the Collateral Agent nor the Indenture Trustee shall have any duty to monitor the Servicer or any subservicer and shall have no liability for the actions or inactions of the Servicer or any subservicer.

(c) (i) The Servicer shall, in accordance with Customary Servicing Procedures, have the right to approve requests of Mortgagors for consent to (A) partial releases of Mortgage Loans and (B) alterations, removal, demolition or division of Mortgaged Properties subject to Mortgage Loans. No such request shall be approved by the Servicer unless: (x) the provisions of the related Mortgage Note have been complied with; (y) the LTV (which may, for this purpose, be determined by the Servicer at the time of any such action in accordance with its Customary Servicing Procedures) after any release does not exceed the LTV set forth for such Mortgage Loan in the related Mortgage Loan Schedule; and (z) the lien priority, Monthly Payment, Mortgage Interest Rate or maturity date of the related Mortgage is not affected except in accordance with subparagraph (ii) below; provided, however, that the foregoing requirements (x), (y) and (z) shall not apply to any such situation described in this paragraph if such situation results from any condemnation or easement activity by a Government Authority.

(ii) Notwithstanding anything else contained herein, the Servicer may not agree to a modification or extension of any Mortgage Loan unless both (i) such Mortgage Loan is in default or a default thereon is reasonably foreseeable and (ii) such modification or extension would not result in the Servicer agreeing to modifications or extensions on Mortgage Loans with aggregate Closing Date Outstanding Principal Balances of more than 10.0% of the aggregate Closing Date Outstanding Principal Balances of all Mortgage Loans held by the Issuer. In addition, the Servicer may not agree to more than (i) one modification or extension with respect to any individual Mortgage Loan in a calendar year or (ii) three modifications or extensions of an individual Mortgage Loan during the life of such Mortgage Loan.

(iii) Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Issuer all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to each Mortgage Loan and with respect to the related Mortgaged Property. If reasonably required by the Servicer, the Issuer shall furnish the Servicer with any powers of attorney, in recordable form, and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Mortgage Loan Purchase and Servicing Agreement.

Section 4.2 Sales. (a) Subject to the servicing standards described in Section 4.1 hereof, the Servicer shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration that it may deem necessary and desirable in connection with arranging for the sale by the Issuer of Mortgage Loans to Mortgage Loan Buyers. The Servicer shall have no liability to the Issuer with respect to any sale, provided that the Servicer arranges for such sale in good faith pursuant to the procedures utilized by the Servicer in connection with any sale of nonprime mortgage loans held for its own account. The proceeds of sale of any Mortgage Loans will be remitted to the Collateral Agent and will be deposited into the Collateral Account maintained by the Collateral Agent on the day of receipt.

(b) With respect to each sale of Mortgage Loans entered into by the Issuer, the Company (in its capacity as Servicer and as Seller) shall:

(i) cooperate fully with the Issuer, any prospective Mortgage Loan Buyer, or any party to any agreement executed in connection with the sale of such Mortgage Loans, with respect to all reasonable requests and due diligence procedures and use its best efforts to facilitate such sale;

(ii) either (A) restate, as of the closing date of such sale, the representations and warranties contained in Section 3.1 hereof and state that, except as otherwise disclosed in writing by the Servicer to the Mortgage Loan Buyer, each of the representations and warranties with respect to such Mortgage Loans contained in Section 3.2 hereof, are true as of the closing date of such sale (and for this purpose, references to the knowledge of the Seller shall mean the knowledge of the Servicer) or (B) negotiate such representations and warranties as are reasonably acceptable to such Mortgage Loan Buyer;

(iii) deliver to the Issuer for inclusion in any prospectus or other offering material such written information regarding the Seller, its nonprime mortgage loan origination and servicing experience and its nonprime mortgage loan delinquency, foreclosure and loss experience, and, as to the Performance Guarantor, its financial condition, as shall be reasonably requested by the Issuer and indemnify and hold harmless the Issuer against any and all liabilities, losses and expenses arising under the Securities Act in connection with any material misstatement contained in such written information or any omission of a material fact the inclusion of which was necessary to make such written information not materially misleading;

(iv) deliver to the Issuer and to any Person designated by the Issuer, such statements and audit letters of reputable, certified public accountants pertaining to the written information provided by the Servicer pursuant to clause (iii) above as shall be reasonably requested by the Issuer;

(v) deliver to the Issuer, and to any Person designated by the Issuer, such opinions of counsel as are customarily delivered by originators/servicers in connection with sales; and

(vi) no later than 4:00 p.m. Eastern time on the Business Day preceding the date that such Mortgage Loans are scheduled to be sold (each, a “Sale Date”) deliver to the Issuer, the Collateral Agent and the Swap Counterparties a written notice (each, a “Sale Notice”), which shall, at a minimum, set forth the proposed sale price or aggregate sale price for such Mortgage Loans (the “Sale Price”), a summary description of the procedures used by the Servicer on behalf of the Issuer to determine such Sale Price, and the proposed buyer of such Mortgage Loans (including whether such proposed buyer is a Securitization Vehicle).

All Mortgage Loans not sold or transferred pursuant to a sale shall continue to be serviced pursuant to the terms of this Mortgage Loan Purchase and Servicing Agreement.

(c) [Reserved]

(d) Upon the sale of any Mortgage Loan, the rights and obligations of the Servicer hereunder with respect to such Mortgage Loan shall be terminated on the effective date of such sale. Upon written request from the Issuer, the Servicer shall prepare, execute and deliver to the successor entity designated by the Issuer any and all documents and other instruments, place or cause to be placed in such successor’s possession the Mortgage Loan File, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loan and related documents, at the Servicer’s sole expense. The Servicer shall cooperate with such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to any Collection Account or thereafter received with respect to the Mortgage Loan, subject to the Servicer’s right to withdraw any amounts it is entitled pursuant to this Mortgage Loan Purchase and Servicing Agreement.

(e) If the Servicer arranges for the sale of Mortgage Loans by the Issuer pursuant to the Mortgage Loan Purchase and Servicing Agreement and the Sale Price of any Mortgage Loan or Mortgage Loans is anticipated to be less than the Outstanding Purchase Price of such Mortgage Loan or Mortgage Loans, the Servicer shall give each Swap Counterparty written notice of the anticipated Sale Price of such Mortgage Loan or Mortgage Loans in advance of such sale. Such written notice shall also include a summary description of the procedure used in the determination of the Sale Price. The Designated Swap Counterparty shall have two (2) Business Days from the receipt of such written notice to dispute the Sale Price; provided, that the Designated Swap Counterparty shall not dispute the Sale Price of any single Mortgage Loan if the sale of such Mortgage Loan was pursuant to a sale agreement for a pool of Mortgage Loans and the aggregate Sale Price for such pool is equal to or greater than 102% of the aggregate Outstanding Principal Balances for the Mortgage Loans in such pool; provided, further, that the Servicer may request in writing that the Designated Swap Counterparty waive its right to dispute a sale of a Mortgage Loan or Mortgage Loans; such request shall be deemed to have been granted if (i) the Designated Swap Counterparty shall not have responded by the close of business San Diego time on the date such request was received by the Designated Swap Counterparty so long as such request was received by 3:00 Eastern time on such date (otherwise such request shall be deemed to have been received on the next following Business Day) and (ii) (A) the Seller, as swap counterparty under each of the Back-to-Back Swaps, shall have made or shall make all payments, if any, to be made under the Back-to-Back Swaps related to the sale of such Mortgage Loan or Mortgage Loans prior to or concurrent with such sale and (B) such payments under the Back-to-Back Swaps shall not be subject to the limitations set forth in the provisos of the first sentence of the Party B First Floating Rate Amount (as defined in the Back-to-Back Swaps) or any similar limitation in any replacement Back-to-Back Swap. If the Designated Swap Counterparty disputes the Sale Price, the Servicer and the Designated Swap Counterparty shall use their best efforts to resolve such dispute within two (2) Business Days of receipt by the Servicer of notice of such dispute. If the Designated Swap Counterparty disputes the Sale Price of any Mortgage Loan or Mortgage Loans and such dispute is not resolved, then the Designated Swap Counterparty, or its designee, shall be permitted to purchase such Mortgage Loan or Mortgage Loans (the “Purchase Option”) at a price at least equal to 102% of the Sale

Price (the “Bid Price”) within three (3) Business Days of receipt by the Designated Swap Counterparty of the written notice of the Sale Price. If the Designated Swap Counterparty waives its right to dispute a sale of a Mortgage Loan or Mortgage Loans, fails to dispute the Sale Price within two (2) Business Days after receipt of notice of the Sale Price, or fails (or such designee fails) to pay the Bid Price for such Mortgage Loan or Mortgage Loans within three (3) Business Days after receipt of notice of the Sale Price, the Servicer shall be permitted to sell such Mortgage Loan or Mortgage Loans in accordance with the Mortgage Loan Purchase and Servicing Agreement.

Section 4.3 Liquidation of Mortgage Loans. In the event that any payment due under any Mortgage Loan is not paid when the payment becomes due and payable, by Monthly Servicer Advance or otherwise, or in the event that the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action as the Servicer would take under similar circumstances with respect to a similar nonprime mortgage loan held for its own account for investment, which action shall be consistent with its Customary Servicing Procedures and in the best interest of the Issuer as owner and the Collateral Agent on behalf of the Secured Parties; provided, however, that any Defaulted Loan will be sold by the Servicer on behalf of the Issuer as soon as practicable after becoming a Defaulted Loan.

Section 4.4 Collection of Mortgage Loan Payments. The Servicer shall proceed diligently, pursuant to the Servicer’s Customary Servicing Procedures, to collect all payments called for under the terms and provisions of each Mortgage Loan and shall follow such collection procedures as are consistent with this Mortgage Loan Purchase and Servicing Agreement (including without limitation, the servicing standards set forth in Section 4.1 hereof). For Mortgage Loans with escrow accounts, the Servicer shall ascertain and estimate, in accordance with the Servicer’s Customary Servicing Procedures, all charges that will become due and payable with respect to each Mortgage Loan and the Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable. The Servicer shall segregate and hold all payments received by it with respect to Mortgage Loans separate and apart from any of its funds and general assets and in trust for the Secured Parties and shall apply such payments as provided in Section 4.5 hereof. The accounts established by the Servicer pursuant to this Article IV may include any number of sub-accounts for convenience in administering the Mortgage Loans.

Section 4.5 Establishment of, and Deposits to, Collection Account. The Servicer shall establish a single, segregated Eligible Account which shall be designated as the collection account (the “Collection Account”), which shall be held in trust in the name of the Collateral Agent for the benefit of the Secured Parties, into which the Servicer shall from time to time deposit, within two (2) Business Days of the receipt thereof, and retain therein, the following collections received by the Servicer: (a) all payments on account of scheduled principal on the Mortgage Loans (net of charges against such amounts allowed pursuant to Section 4.6(a) hereof), (b) all payments on account of interest on the Mortgage Loans (including all Monthly Servicer Advances) (net of charges against such amounts allowed pursuant to Sections 4.6(a), 4.6(d) and 4.6(e) hereof), (c) any partial Principal Prepayments and any Prepayment Charges, (d) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.11 and 4.12 hereof (other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property or released to the Mortgagor in accordance with the Servicer’s Customary Servicing Procedures as specified in Section 4.15 hereof), (e) all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor pursuant to Section 4.15 hereof, (f) any amounts required to be deposited by the Servicer pursuant to Section 4.12 hereof in connection with the deductible clause in any blanket hazard insurance policy, (g) any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds hereof and (h) any other amounts received with respect to or related to the Mortgage Loans (other than Principal Prepayments in full, which shall be deposited into the Collateral Account), including but not limited to interest paid on funds deposited in the Collection Account, to the extent permitted by applicable law; provided, however, that all servicing related fees and charges described in Section 6.3(b) hereof may be retained by the Servicer as and when collected and amounts received by the Servicer for the account of Mortgagors for the application towards the payment of taxes, insurance premiums, assessments and similar items to the extent payable by the related Mortgagor shall be deposited in the related escrow account. For so long as the Security Agreement shall be in effect, the Collection Account shall be maintained in the name of the Collateral Agent.

Section 4.6 Permitted Withdrawals From Collection Account; Deposit into the Collateral Account. (a) In connection with amounts deposited by the Servicer into the Collection Account by mistake or overpayment or as otherwise required to make adjustments to amounts deposited therein in accordance with ordinary and normal servicing adjustments, the Servicer shall be entitled to retain from time to time from collections on the Mortgage Loans owned by the Issuer prior to the deposit of such collections in the Collection Account amounts equal to the amounts so deposited by mistake or overpayment or the adjustments so required, provided that the amounts so retained are reflected in the Servicer Report delivered to the Collateral Agent for the Remittance Period in which such retention occurred.

(b) Pursuant to the terms of the Security Agreement, the Collateral Agent shall establish the Collateral Account, which shall be held in trust in the name of the Collateral Agent for the benefit of the Secured Parties and over which the Collateral Agent shall have exclusive control and the sole right of withdrawal. The proceeds of any sales of Mortgage Loans by the Issuer to Mortgage Loan Buyers, Principal Prepayments in full of any Mortgage Loan, the Repurchase Price of any Mortgage Loans repurchased by the Seller or the Servicer pursuant to Section 3.3, 6.2 or 7.1 hereof, and any other amounts payable in connection with the Seller’s or Servicer’s repurchase of any Mortgage Loan and certain other amounts as more fully set forth in the Security Agreement, shall be deposited directly into the Collateral Account on the same day of receipt. Any and all funds at any time on deposit in, or otherwise to the credit of, the Collateral Account shall be held in trust by the Collateral Agent for the benefit of the Secured Parties.

(c) Subject to Sections 4.6(f) and (g) hereof, the Servicer shall, on or after each Monthly Remittance Date but no later than the Business Day immediately preceding the next following Payment Date withdraw, or if the Collateral Agent has exercised its rights pursuant to the terms of the Account Control Agreement, request in writing the Collateral Agent to withdraw, (A) all amounts on deposit in the Collection Account relating to the specified Remittance Period on such Monthly Remittance Date, plus (B) to the extent not included in the amounts referred to in clause (A) above, all Monthly Servicer Advances deposited into the Collection Account with respect to the related Remittance Period (net of charges against or withdrawals from the Collection Account pursuant to this Section 4.6) and deposit such amounts into the Collateral Account for application pursuant to the terms of the Security Agreement.

(d) The Servicer shall be entitled to reimbursement for Monthly Servicer Advances previously made pursuant to Section 5.1 hereof, either by (x) requesting, by delivery of a Servicer Advance Report, the Collateral Agent to withdraw funds from the Collection Account to reimburse the Servicer for such Monthly Servicer Advances, or (y) retaining from interest payments on the related Mortgage Loans the amount of such Monthly Servicer Advances prior to the deposit of such interest payments into the Collection Account, provided, however, that such retention is reflected in a Servicer Advance Report delivered to the Collateral Agent no later than the Monthly Remittance Date for the Remittance Period in which such retention occurred, the Servicer’s right to reimbursement pursuant to this Section 4.6(d) being limited to amounts received on the related Mortgage Loan that represent late payments of interest respecting which any such Monthly Servicer Advance was made, it being understood that, in the case of any such reimbursement, the Servicer’s right thereto shall be prior to the rights of the Issuer, except that, where the Servicer is required to repurchase a Mortgage Loan pursuant to Sections 6.2 and 7.1 hereof, the Servicer’s right to such reimbursement shall be subsequent to the payment to the Issuer of the Repurchase Price pursuant to such Sections 6.2 and 7.1 and all other amounts required to be paid to the Issuer with respect to such Mortgage Loan.

(e) The Servicer shall, on or after each Monthly Remittance Date but no later than the Business Day immediately preceding the next following Payment Date, by delivery of the Servicer Report to the Collateral Agent, withdraw, or if the Collateral Agent has exercised its rights pursuant to the terms of the Account Control Agreement, request the Collateral Agent to withdraw and remit to the Servicer, on such date of delivery from the amounts in the Collection Account referred to in clauses (A) and (B) of Section 4.6(c) hereof, an amount equal to (i) the Servicing Fee for the related Remittance Period and (ii) if and to the extent previously deposited into the Collection Account, any unpaid servicing related fees and charges to which the Servicer is entitled pursuant to Section 6.3(b) hereof. Notwithstanding the foregoing, the Servicer shall be entitled to retain from the interest payments on the Mortgage Loans owned by the Issuer prior to deposit of such payments into the Collection Account, the Servicing Fee to which it is entitled relating to such Mortgage Loans, provided that any such retention is reflected in the Servicer Report delivered to the Collateral Agent for the Remittance Period in which such retention occurred; provided, further, however, that if the aggregate amount of any such retention exceeds the Servicing Fee for the Remittance Period in which such retention occurred, the Servicer shall deposit the amount of such excess into the Collateral Account on or after the related Monthly Remittance Date but no later than the Business Day immediately preceding the related Payment Date.

(f) Subject to the provisions of Section 4.6(g) hereof, the Servicer may, on any Business Day, withdraw, or if the Collateral Agent has exercised its rights pursuant to the terms of the Account Control Agreement, request in writing the Collateral Agent to withdraw, any or all principal payments or collections (including partial Principal Prepayments) on deposit in the Collection Account and deposit such amounts into the Collateral Account; provided, however, that any interest payment accompanying a principal payment (including a partial

Principal Prepayment) shall only be deposited into the Collateral Account in accordance with Section 4.6(c) hereof.

(g) The Servicer shall separately account for amounts deposited into the Collection Account with respect to Mortgage Loans that have been identified for sale by the Issuer to a Mortgage Loan Buyer. Upon the establishment by the Issuer and a Mortgage Loan Buyer of a Cut-Off Date for the sale of Mortgage Loans by the Issuer to the Mortgage Loan Buyer, all amounts (including Monthly Servicer Advances) in respect of such Mortgage Loans which are deposited into the Collection Account on and after the Cut-Off Date and prior to the closing date for such sale (i) shall be held in the Collection Account and (ii) shall not be deposited into the Collateral Account pursuant to Section 4.6(c) or (f) hereof but shall remain in the Collection Account until the closing or abandonment of such sale. Upon the closing of such sale, the Servicer shall, on the closing date for such sale, request in writing the Collateral Agent to withdraw funds from the Collection Account representing the amounts deposited into the Collection Account in respect of the Mortgage Loans sold to the Mortgage Loan Buyer during the period on and after the related Cut-Off Date and prior to such closing date and remit such amounts to the account designated by the Mortgage Loan Buyer. If the sale to the Mortgage Loan Buyer is abandoned, then either (i) if any portion of the amounts in the Collection Account relating to such sale were included in the calculation of a Sold Loan Interest Payment Amount for a prior Payment Date, the Servicer shall, on the date such sale is abandoned, request the Collateral Agent to withdraw the amounts in the Collection Account that were so included and the Collateral Agent shall deposit such amounts into the Collateral Account for application pursuant to the provisions of the Security Agreement, or (ii) if or to the extent that the provisions of clause (i) are not applicable, the amounts in the Collection Account related to such sale shall no longer be accounted for separately and shall be available for application pursuant to the provisions of this Mortgage Loan Purchase and Servicing Agreement.

Section 4.7 Establishment of, and Deposits to, Escrow Account. The Servicer shall establish and maintain an Escrow Account, in the form of time deposit or demand accounts, in a manner which shall provide maximum available insurance thereunder. Funds deposited in the Escrow Account may be invested by the Servicer which shall be entitled to any investment income therefrom except as otherwise required by law. Funds deposited in any Escrow Account may be drawn on by the Servicer pursuant to Section 4.8 hereof.

The Servicer shall deposit in such Escrow Account within two (2) Business Days and retain therein all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property.

The Servicer shall make withdrawals from any Escrow Account only to effect such payments as are required under this Mortgage Loan Purchase and Servicing Agreement, as set forth in Section 4.8 hereof. To the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that such Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.8 Permitted Withdrawals From Escrow Account. Withdrawals from any Escrow Account may be made by the Servicer only:

(1) For transfer to the Collection Account and application to reduce the principal balance of a Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

(2) For application to restoration or repair of the Mortgaged Property pursuant to the procedures outlined in Section 4.15 hereof; and

(3) To pay to the Mortgagor, to the extent required by law, any interest paid on the funds deposited in the Escrow Account.

Section 4.9 Servicing Advances. The Servicer shall make Servicing Advances with respect to each Mortgage Loan, including advances of taxes or other charges which are or may become a lien on the related Mortgaged Property, and advances of premiums for fire and hazard insurance coverage on the related Mortgaged Property, to the extent not paid by the related Mortgagor, unless the Servicer provides an Officer’s Certificate to the Issuer stating that such Servicing Advance would not be recoverable in its reasonable judgment.

Section 4.10 Protection of Accounts. Amounts on deposit in the Collection Account may at the option of the Servicer be invested in Eligible Investments; provided, however, that in the event that amounts on deposit in the Collection Account exceed the amount fully insured by the FDIC (the “Insured Amount”) the Servicer shall be obligated to invest the excess amount over the Insured Amount in Eligible Investments on the next Business Day as such excess amount becomes present in the Collection Account. Monies held in the Collection Account shall be invested in Eligible Investments having maturities of no greater than one day; provided, however, that if there are no Secured Liquidity Notes then outstanding, monies held in the Collection Account shall be invested in Eligible Investments having maturities of no greater than thirty (30) days. So long as there are Eligible Investments having maturities of greater than one (1) day, the Issuer shall not issue Secured Liquidity Notes. All such Eligible Investments shall be made in the name of, and shall be payable to, the Collateral Agent.

Section 4.11 Maintenance of Hazard Insurance. The Servicer shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by a generally acceptable insurer pursuant to the Servicer’s Customary Servicing Procedures against loss by fire and hazards of extended coverage in an amount which is at least equal to, to the extent permitted by applicable law, the lesser of (i) 100% of the replacement cost of all improvements to the Mortgaged Property and (ii) the greatest of (a) the unpaid principal balance of the Mortgage Loan plus, in the case of a Second Lien Mortgage Loan, the unpaid principal balance of the first lien mortgage on the related Mortgaged Property, (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor or the loss payee from becoming a co-insurer, and (c) the amount necessary to compensate fully for any damage or loss to the improvements that are a part of such Mortgaged Property on a replacement-cost basis.

If upon origination or acquisition of the Mortgage Loan, the related Mortgaged Property was located in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) the Servicer shall cause to be in effect a flood insurance policy meeting the requirements of the current guidelines of the Flood Insurance Administration with a generally acceptable insurance carrier pursuant to the Servicer’s Customary Servicing Procedures in an amount representing coverage equal to the least of (i) the full insurable value of the Mortgaged Property (or the unpaid principal balance of the Mortgage Loan (and, in the case of a Second Lien Mortgage Loan, the unpaid principal balance of the first lien mortgage on the related Mortgaged Property) if replacement cost coverage is not available for the type of building insured), (ii) the outstanding principal balance of the Mortgage Loan and (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Servicer determines in accordance with applicable law, that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Servicer shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Servicer shall immediately place in force the required flood insurance on the Mortgagor’s behalf.

The Servicer shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent; provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies are generally acceptable companies pursuant to the Servicer’s Customary Servicing Procedures and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Servicer shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address. The Servicer shall furnish to the Mortgagor a formal notice of expiration of any such insurance in sufficient time for the Mortgagor to arrange for renewal coverage by the expiration date.

Pursuant to Section 4.5 hereof, any amounts collected by the Servicer under any such policies (other than amounts to be deposited in any Escrow Account and applied to the restoration or repair of the related Mortgaged Property or to be released to the Mortgagor in accordance with the Servicer’s Customary Servicing Procedures as specified in Section 4.15 hereof) shall be deposited in the Collection Account subject to withdrawal pursuant to Section 4.6 hereof.

Section 4.12 Maintenance of Mortgage Impairment Insurance. If the Servicer shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.11 hereof and otherwise complies with all other requirements of Section 4.11, it shall conclusively be deemed to have satisfied its obligations as set forth in such Section 4.11. Any amounts collected by the Servicer under any such policy relating to a Mortgage Loan (other than amounts to be deposited in any Escrow Account and applied to the restoration or repair of the related Mortgaged Property or to be released to the Mortgagor in accordance with the Servicer’s Customary Servicing Procedure as specified in Section 4.15 hereof) shall be deposited in the Collection Account subject to withdrawal pursuant to Section 4.6 hereof. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.11 hereof, and there shall have been a loss which would have been covered by such policy, the Servicer shall deposit in the Collection Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Servicer’s funds, without reimbursement therefor. Upon request of the Issuer or the Collateral Agent, the Servicer shall cause to be delivered to the Issuer a certified true copy of any such policy if maintained.

Section 4.13 Maintenance of Fidelity Bond and Errors and Omissions Insurance Policy. The Servicer shall maintain with responsible companies, at its own expense, a blanket fidelity bond, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans. Such fidelity bond shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, and negligent acts of such persons. The Servicer shall also maintain with responsible companies, at its own expense, an errors and omissions insurance policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans. No provision of this Section 4.13 requiring such fidelity bond or errors and omissions insurance policy shall diminish or relieve the Servicer from its duties and obligations as set forth in this Mortgage Loan Purchase and Servicing Agreement. The minimum coverage under such fidelity bond or errors and omissions insurance policy shall be at least equal to the corresponding amounts required by the Servicer’s Customary Servicing Procedures. Upon the request of the Issuer or the Collateral Agent, the Servicer shall cause to be delivered to the Issuer a certified true copy of such fidelity bond and such errors and omissions insurance policy.

Section 4.14 Inspections. The Servicer shall inspect the Mortgaged Property in accordance with its Customary Servicing Procedures.

Section 4.15 Restoration of Mortgaged Property. The Servicer need not obtain the approval of the Issuer prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with the Servicer’s Customary Servicing Procedures. At a minimum, the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(1) The Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(2) The Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to, requiring waivers with respect to mechanics’ and materialmen’s liens;

(3) The Servicer shall verify that the Mortgage Loan is not in default; and

(4) Pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

Section 4.16 [Reserved].

Section 4.17 Title, Management and Disposition of REO Property. In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Servicer as agent for the Secured Parties, or in the event the Servicer is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be reasonably acceptable to the Issuer and the Secured Parties. The Person or Persons holding such title other than the Servicer shall acknowledge in writing that such title is being held as nominee for the Servicer.

The Servicer shall manage, conserve, protect and operate each REO Property for the Issuer solely for the purpose of its prompt disposition and sale. The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate the REO Property in the manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the manner that similar property in the locality as the REO Property is managed. The Servicer shall attempt to sell the REO Property on such terms and conditions as the Servicer deems to be in the best interest of the Issuer. The Servicer shall dispose of the REO Property in accordance with the Servicer’s Customary Servicing Procedures as soon as possible.

The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance.

The disposition of REO Property shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer deems to be in the best interest of the Issuer. All REO Disposition Proceeds shall be promptly deposited in the Collection Account.

Section 4.18 Servicer Reports. The Servicer shall deliver a report to the Issuer, the Administrator, the Collateral Agent, the Indenture Trustee, the Custodian, each Swap Counterparty and the Secured Liquidity Note Dealers on or before 3:00 p.m. (Eastern time) one Business Day prior to each Payment Date (the “Servicer Report”), a form of which is attached hereto as Exhibit C.

Section 4.19 Real Estate Owned Reports. The Servicer shall furnish to the Issuer on or before each Payment Date a statement with respect to any REO Property covering the operation of such REO Property and the Servicer’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof. That statement shall be accompanied by such other information as the Issuer shall reasonably request.

Section 4.20 Liquidation Reports. As promptly as practicable following the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Issuer pursuant to a deed in lieu of foreclosure, the Servicer shall submit to the Issuer a liquidation report with respect to such Mortgaged Property.

Section 4.21 Reports of Foreclosures and Abandonments of Mortgaged Property. Following the foreclosure sale or abandonment of any Mortgaged Property, the Servicer shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code.

Section 4.22 Servicer Advance Report. The Servicer shall deliver a report (a “Servicer Advance Report”) to the Collateral Agent and each Swap Counterparty from time to time pursuant to Section 4.6(d) hereof, a form of which is attached hereto as Exhibit D.

Section 4.23 Monthly Disposition Report. The Servicer shall on each Payment Date deliver to the Issuer, the Indenture Trustee, each Swap Counterparty and the Collateral Agent a report with respect to sales of Mortgage Loans made by the Issuer to Mortgage Loan Buyers in the preceding Remittance Period in substantially the form attached as Exhibit E hereto. None of the Collateral Agent, any Swap Counterparty, the Owner Trustee or the Indenture Trustee shall have any duty to examine any such report.

Section 4.24 Notice of Deemed Representations. Promptly, but no later than five (5) Business Days after obtaining actual knowledge of a Deemed Representation that has not previously been disclosed by the Servicer to the Issuer, the Sellers and each Swap Counterparty, the Servicer shall provide written notice to the Issuer, the Seller, the Collateral Agent and each Swap Counterparty of such Deemed Representation.

ARTICLE V

SERVICER ADVANCES

Section 5.1 Monthly Servicer Advances. On or after each Monthly Remittance Date, but no later than the Business Day immediately preceding the next following Payment Date, the Servicer shall deposit into the Collection Account from its own funds an amount equal to the positive difference (if any) of (a) the Monthly Interest and (b) all payments of interest due on the Mortgage Loans during the related Remittance Period that are on deposit in the Collection Account on such Monthly Remittance Date (“Monthly Servicer Advances”). The Servicer’s obligation to make such Monthly Servicer Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan or through the Payment Date for the distribution of all proceeds of sale of the Mortgage Loan and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan, unless, to the extent that such Monthly Servicer Advance relates to interest payments which were due on Mortgage Loans that are Defaulted Loans or Delinquent Loans, the Servicer provides an Officer’s Certificate to the Issuer stating that such Monthly Servicer Advance would not be recoverable in its reasonable judgment.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.1 Transfers of Mortgaged Property. The Servicer shall enforce any “due-on-sale” provision in accordance with the Servicer’s Customary Servicing Procedures and applicable law contained in any Mortgage or Mortgage Note and to deny assumption by the Person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Servicer shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto; provided, however, that the Servicer shall not exercise such rights if prohibited by law from doing so.

If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Servicer shall enter into (i) an assumption and modification agreement with the Person to whom the Mortgaged Property has been conveyed, pursuant to which such Person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event that the Servicer is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note.

Section 6.2 Satisfaction of Mortgages and Release of Mortgage Loan Files. Upon the payment in full of each Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer shall notify the Issuer and the Collateral Agent in writing.

If the Servicer satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Servicer otherwise prejudice any rights the Issuer may have under the mortgage instruments which materially and adversely affects the value of the related Mortgage Loan, upon written demand of the Issuer, the Servicer shall purchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Collateral Account within two (2) Business Days of receipt of such demand by the Issuer.

Upon receipt of the Repurchase Price by the Collateral Agent, the Issuer and the Servicer shall arrange for the reassignment of the Mortgage Loans to the Servicer and the delivery to the Servicer of any documents held by the Custodian relating to the reassigned Mortgage Loans. The Servicer shall, simultaneously with such assignment, give written notice to the Seller, the Collateral Agent, the Indenture Trustee and each Swap Counterparty that such purchase has taken place, which notice shall contain the Repurchase Price.

Section 6.3 Servicing Compensation. As compensation for its services hereunder, the Servicer shall be entitled to (a) the Servicing Fee and (b) any late payment charges, release fees, bad check charges, assumption fees and any other servicing-related fees (other than Prepayment Charges) collected from Mortgagors with respect to the Mortgage Loans. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided herein.

Section 6.4 Annual Statement as to Compliance. The Servicer shall deliver to the Issuer, the Administrator, the Collateral Agent, the Indenture Trustee, the Secured Liquidity Note Dealers and each Swap Counterparty, on or before March 15 of each year beginning 2005, an Officer’s Certificate, stating that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Mortgage Loan Purchase and Servicing Agreement has been made under such officer’s supervision, and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled its obligations in all material respects under this Mortgage Loan Purchase and Servicing Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Servicer to cure such default.

Section 6.5 Annual Independent Public Accountants’ Servicing Report. On or before March 15 of each year beginning 2005, the Servicer, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants (which firm may also render services to the Servicer) to furnish a report to the Issuer, the Administrator, the Collateral Agent, the Indenture Trustee, the Secured Liquidity Note Dealers and each Swap Counterparty stating that such firm has examined the Servicer’s overall servicing operations in accordance with the minimum standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (USAP), or the Audit Guide for Audits of HUD Approved Nonsupervised Mortgagees (to the extent that the procedures in such audit guide are applicable to the servicing obligations set forth herein), and stating such firm’s conclusions relating thereto. Neither the Collateral Agent nor the Indenture Trustee shall have any duty to examine such report.

Section 6.6 Right to Examine Servicer Records. The Issuer, the Administrator, each Swap Counterparty, the Collateral Agent (acting on its own behalf or at the written direction of the Required Senior Noteholders) and the Indenture Trustee (acting on its own behalf or at the written direction of the Required Subordinated Noteholders) or any of their agents, attorneys or representatives upon at least three (3) Business Days’ prior notice, shall each have the right to reasonable access to (i) examine and make copies of and abstracts from the books, records, or other information of the Servicer, whether held by the Servicer, any subservicer or by any other Person on its behalf and (ii) the officers or employees of Servicer at the Servicer’s offices in order to discuss matters, in each case, with respect to or concerning this Mortgage Loan Purchase and Servicing Agreement or the Mortgage Loans owned by the Issuer, during regular business hours or at such other times as may be reasonable under applicable circumstances.

ARTICLE VII

PURCHASE OBLIGATION

Section 7.1 Servicer’s Purchase Obligations. Upon the earlier of either knowledge of the Servicer or receipt by the Servicer of notice from the Issuer or any Swap Counterparty of a breach of any representation, warranty or covenant made by the Company, in its capacity as Servicer, as set forth in Section 3.1 hereof, which materially and adversely affects the value of a Mortgage Loan, the Servicer shall, at the direction of the Issuer, use its best efforts to cure and correct any such breach, and, in the event such breach is not cured and corrected within sixty (60) days, the Servicer shall purchase the Mortgage Loan at the Repurchase Price pursuant to Section 3.3 hereof.

Upon deposit by the Servicer of the Repurchase Price in the Collateral Account, the Issuer, the Custodian and the Servicer shall arrange for the assignment of Mortgage Loans adversely affected by such breach to the Servicer according to the Servicer’s written instructions, which written notice shall state the Repurchase Price, and the delivery to the Servicer of any documents held by the Issuer or the Custodian relating to such Mortgage Loans. The Servicer shall, simultaneously with such assignment, give written notice to the Seller, the Collateral Agent, the Indenture Trustee and each Swap Counterparty that such purchase has taken place.

In addition to such purchase obligation, the Servicer shall indemnify the Issuer, the Swap Counterparties, the Back-to-Back Swap Counterparties, the Collateral Agent, the Indenture Trustee, the Owner Trustee, each Secured Liquidity Note Dealer, each Initial Purchaser of Subordinated Notes and each Initial Purchaser of Term Notes and hold it harmless against any losses, damages, transfer taxes, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other reasonable costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation, warranty or covenant of the Servicer contained in this Mortgage Loan Purchase and Servicing Agreement. The Servicer shall not be obligated under this indemnity for any indirect or consequential damages. It is understood and agreed that the obligations of the Servicer set forth in this Section 7.1 to cure or repurchase a Mortgage Loan and to indemnify the Issuer, the Swap Counterparties, the Back-to-Back Swap Counterparties, the Collateral Agent, the Indenture Trustee, the Owner Trustee, each Secured Liquidity Note Dealer, each Initial Purchaser of Subordinated Notes and each Initial Purchaser of Term Notes constitute the sole remedies of the Issuer, the Swap Counterparties, the Back-to-Back Swap Counterparties, the Collateral Agent, the Indenture Trustee, the Owner Trustee, each Secured Liquidity Note Dealer, each Initial Purchaser of Subordinated Notes and each Initial Purchaser of Term Notes respecting a breach of such representations, warranties and covenants.

ARTICLE VIII

SERVICER TO COOPERATE

Section 8.1 Provision of Information. During the term of this Mortgage Loan Purchase and Servicing Agreement, the Servicer shall furnish to the Issuer, the Administrator, the Indenture Trustee (acting on behalf of the Subordinated Noteholders), each Swap Counterparty and the Collateral Agent (acting on behalf of the Senior Noteholders) such periodic, special, or other reports or information as they may reasonably request from time to time in order to effectuate the purposes and to carry out the terms of this Mortgage Loan Purchase and Servicing Agreement. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Issuer, the Administrator, the Indenture Trustee, any Swap Counterparty and the Collateral Agent may give.

The Servicer shall execute and deliver all such instruments and take all such action as the Issuer, the Indenture Trustee (acting on its own behalf or on behalf of the Subordinated Noteholders), any Swap Counterparty, the Collateral Agent (acting on its own behalf or on behalf of the Senior Noteholders), the Custodian, the Secured Liquidity Note Dealers, the Initial Purchasers of the Subordinated Notes and the Initial Purchasers of the Term Notes may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Mortgage Loan Purchase and Servicing Agreement.

ARTICLE IX

THE SERVICER

Section 9.1 Indemnification of Third-Party Claims. The Servicer agrees to indemnify and hold harmless the Issuer, the Administrator, the Collateral Agent, the Indenture Trustee, the Owner Trustee, the Custodian, the Swap Counterparties, the Back-to-Back Swap Counterparties, the Secured Liquidity Note Dealers, the Initial Purchasers of the Subordinated Notes and the Initial Purchasers of the Term Notes and their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) against any and all third party claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Parties sustain in any way related to the failure of the Servicer to perform its duties and service the Mortgage Loans in strict compliance with the terms of this Mortgage Loan Purchase and Servicing Agreement or because of a breach of any representation, warranty or covenant made by the Servicer. The Servicer shall immediately notify the Indemnified Parties if a claim is made by a third party with respect to a matter as to which the Servicer has agreed to indemnify and hold harmless such parties under this Section 9.1, and, so long as no potential conflict of interest exists between the Servicer and such Indemnified Party, the Servicer shall assume the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any final judgment or decree which may be entered against the Servicer or any Indemnified Parties in respect of such claim. The Servicer’s indemnification obligation pursuant to this Section 9.1 shall survive the termination of this Mortgage Loan Purchase and Servicing Agreement.

Section 9.2 Existence of the Servicer. The Servicer shall keep in full effect its existence, rights and franchises as a corporation, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Mortgage Loan Purchase and Servicing Agreement or any of the Mortgage Loans and to perform its duties under this Mortgage Loan Purchase and Servicing Agreement.

Section 9.3 Limitation on Liability of Servicer and Others. Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Issuer for any action taken or for refraining from the taking of any action in good faith pursuant to this Mortgage Loan Purchase and Servicing Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with any standard of care set forth in this Mortgage Loan Purchase and

Servicing Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Mortgage Loan Purchase and Servicing Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document which it in good faith reasonably believes to be genuine and to have been adopted or signed by the proper authorities respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Mortgage Loan Purchase and Servicing Agreement and which in its opinion may involve it in any expense or liability; provided, however, that the Servicer may, with the consent of the Issuer, undertake any such action which it may deem necessary or desirable with respect to this Mortgage Loan Purchase and Servicing Agreement and the rights and duties of the parties hereto. In such event, the Servicer shall be entitled to reimbursement from the Issuer of the reasonable legal expenses and costs of such action.

Section 9.4 Limitation on Resignation of Servicer. The Issuer has entered into this Mortgage Loan Purchase and Servicing Agreement with the Servicer in reliance upon the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. The Servicer shall not resign from the obligations and duties hereby imposed on it as to each Mortgage Loan except by consent of each Swap Counterparty, the Collateral Agent (acting upon the written direction of the Required Senior Noteholders) or, if no Senior Notes are outstanding, the Indenture Trustee (acting upon the written direction of the Required Subordinated Noteholders) or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot reasonably be cured by the Servicer. Notice of any such determination permitting the resignation of the Servicer shall be delivered to each Rating Agency and any such determination shall be evidenced by an Opinion of Counsel to such effect delivered to the Issuer which Opinion of Counsel shall be in form and substance acceptable to the Issuer. No such resignation shall become effective until a successor shall have assumed the Servicer’s responsibilities and obligations hereunder in the manner provided in Section 12.1 hereof, subject to Rating Agency Confirmation.

Section 9.5 Limitation on Assignment of Rights and Obligations. The Servicer shall not assign, sell or otherwise transfer its rights, obligations, duties and agreements hereunder (a) except as permitted by Section 4.1(b), Section 9.4 or Section 10.1 hereof, or (b) unless consented to in writing by each Swap Counterparty, the Collateral Agent (acting upon the written direction of the Required Senior Noteholders or if no Senior Notes are outstanding, the Indenture Trustee (acting upon the written direction of the Required Subordinated Noteholders) or (c) unless, in the case of a sale or other disposition by the Servicer of all or substantially all of its servicing business, whether by merger, consolidation, sale of assets or otherwise, the Issuer shall have received Rating Agency Confirmation; provided that nothing herein shall prohibit the Servicer from assigning or otherwise transferring its right to receive any payments (including the Servicing Fee) hereunder.

ARTICLE X

DEFAULT

Section 10.1 Servicer Events of Default. Each of the following shall constitute a “Servicer Event of Default” on the part of the Servicer:

(a) Any failure by the Servicer to observe or perform in any material respect any of the terms, covenants or agreements on the part of the Servicer set forth in this Mortgage Loan Purchase and Servicing Agreement, any Transfer Supplement or the Custodial Agreement (other than those set forth in clause (i) below) which continues unremedied for a period of forty-five (45) days after the date on which the Servicer has actual knowledge or written notice of such failure;

(b) Any representation, warranty, statement or certification made by the Servicer shall prove to have been incorrect in any material respect as of the time when made, and which continues to be incorrect in any material respect for forty-five (45) days after the date on which the Servicer has actual knowledge or written notice of such incorrect representation, warranty, statement or certification;

(c) Any failure by the Servicer to maintain any required licenses to do business in any jurisdiction where the Mortgaged Property is located, which failure has a material adverse effect on the ability of the Servicer to perform its functions under this Mortgage Loan Purchase and Servicing Agreement or materially impairs the value of the Mortgage Loans, and which continues to be unremedied for a period of forty-five (45) days after the date on which the Servicer has actual knowledge or written notice of such failure;

(d) Application for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and, if such proceeding is being contested by the Servicer in good faith, such decree or order shall have remained in force undischarged or unstayed for a period of forty-five (45) days;

(e) The Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for six (6) Business Days;

(f) The Company or Performance Guarantor or any Affiliate thereof enters into a consent agreement or otherwise agrees in writing with any federal or state regulatory agency or authority to restrict its activities, if the default of such agreement by the Company or Performance Guarantor or any Affiliate thereof entitles such applicable federal or state agency to place the Company or Performance Guarantor in receivership or conservatorship;

(g) The Company or Performance Guarantor shall fail to pay (after expiration of any applicable grace period) (i) any of its debt obligations in excess of the lesser of (x) $5,000,000 and (y) 2% of shareholder’s equity of the Performance Guarantor in the aggregate or

(ii) any of its payment obligations under any interest rate swap or similar hedging transaction with a notional amount in excess of the lesser of (x) $5,000,000 and (y) 2% of shareholder’s equity of the Performance Guarantor in the aggregate;

(h) The Company or the Performance Guarantor shall fail to observe or perform any of its obligations under any Back-to-Back Swap Agreement; or

(i) The failure on the part of the Servicer to make (x) any Monthly Servicer Advance required by it under this Mortgage Loan Purchase and Servicing Agreement on or before the date such advance is required to be made or (y) any other payment or deposit in excess of $1,000 required by it under this Mortgage Loan Purchase and Servicing Agreement and such failure continues unremedied until 3:00 p.m. Eastern time on the fifth Business Day immediately following the date such advance, payment or deposit is required to be made.

At any time during the continuance of an event described in clauses (a) through (i) above, the Issuer may, and shall at the written request of the Required Subordinated Noteholders, with the consent of the Required Senior Noteholders, and shall at the written request of the Swap Counterparties, terminate all of the rights and obligations of the Servicer under this Mortgage Loan Purchase and Servicing Agreement and in and to the Mortgage Loans and the proceeds thereof other than the right to receive unpaid Servicing Fees and reimbursement of Servicing Advances and Monthly Servicer Advances. Notice of such termination shall be given to the Collateral Agent, the Indenture Trustee, the Custodian, the Administrator, each Swap Counterparty and the Rating Agencies. Upon receipt by the Servicer of such written notice, all authority and power of the Servicer under this Mortgage Loan Purchase and Servicing Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.1 hereof. Upon written request from the Issuer, the Servicer shall prepare, execute and deliver to the successor entity designated by the Issuer any and all documents and other instruments, place in such successor’s possession all Servicing Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Servicer’s sole expense. The Servicer shall cooperate with such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to any Collection Account thereafter received with respect to the Mortgage Loans.

Section 10.2 Waiver of Defaults. With the consent of the Required Noteholders and each Swap Counterparty, the Issuer, by written notice to the Collateral Agent, may waive any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been remedied for every purpose of this Mortgage Loan Purchase and Servicing Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived. Notice of any such waiver shall be given to each Rating Agency.

ARTICLE XI

TERMINATION

Section 11.1 Termination of Agreement. This Mortgage Loan Purchase and Servicing Agreement shall terminate upon (x) the final payment, other liquidation (or any advance with respect thereto) or sale of the last Mortgage Loan held by the Issuer hereunder and (y) the payment in full of the Notes.

Section 11.2 Termination of Purchase Obligations. Each of the following shall constitute a termination event under this Mortgage Loan Purchase and Servicing Agreement (each, a “Termination Event”):

(a) Any representation, warranty, statement, or certification made by Performance Guarantor or the Company (excluding any representations or warranties made pursuant to Section 3.2 hereof) in any Program Document shall prove to have been incorrect in any material respect as of the time when made, and which continues to be incorrect in any material respect for a period of forty-five (45) days after the date on which the Seller has actual knowledge or written notice of such incorrect representation, warranty, statement or certification;

(b) (i) The failure on the part of the Seller to perform its obligations under Section 3.5(c) to repurchase any Mortgage Loan with a defective Mortgage Loan File, or (ii) the failure on the part of the Seller or the Performance Guarantor to observe or perform in any material respect any of the other material terms, covenants or agreements of the Seller or the Performance Guarantor contained in the Program Documents which continues unremedied for a period of forty-five (45) days after the date on which the Seller or the Performance Guarantor has actual knowledge or written notice of such failure;

(c) Any Servicer Event of Default has occurred and is continuing after giving effect to any applicable grace period;

(d) Application for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Issuer, the Seller or Performance Guarantor and such decree or order shall have remained in force undischarged or unstayed for a period of forty-five (45) days;

(e) The Issuer, Seller or Performance Guarantor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Issuer, Seller or Performance Guarantor or of or relating to all or substantially all of its property;

(f) The Issuer, Seller or Performance Guarantor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for six (6) Business Days;

(g) Non-compliance with the Portfolio Criteria or Wet Funded Loan Limitation, and such non-compliance shall continue for a period of thirty (30) days;

(h) Non-compliance with the Portfolio Aging Limitations, and such non-compliance shall continue for a period of fifteen (15) days;

(i) The Interest Rate Swaps shall cease, for any reason, to be in full force and effect in accordance with their terms;

(j) (i) A Security Agreement Event of Default shall have been declared by the Required Senior Noteholders (or, if the Senior Notes have been paid in full, the Required Subordinated Noteholders) and shall be continuing or an automatic Security Agreement Event of Default shall have occurred and be continuing or (ii) an Indenture Event of Default shall have been declared by the Required Subordinated Noteholders and shall be continuing or an automatic Indenture Event of Default shall have occurred and be continuing;

(k) (i) Funds on deposit in the Reserve Fund shall be less than the Required Reserve Fund Amount (x) for sixty (60) consecutive days or more if the deficiency is less than 0.25% of the Aggregate Outstanding Principal Balance, or (y) for two (2) consecutive Business Days if the deficiency is equal to or greater than 0.25% of the Aggregate Outstanding Principal Balance or (ii) the Market Value Reserve Account shall be below the Market Value Requirement for two (2) Business Days or more;

(l) On the last day of any calendar month, (i) the ratio of the Outstanding Principal Balance of all Delinquent Loans owned by the Issuer to the Aggregate Outstanding Principal Balance as of the last day of the calendar month, shall equal more than seven percent (7%), or (ii) the ratio of the Outstanding Principal Balance of all Three Payment Delinquent Loans owned by the Issuer to the Aggregate Outstanding Principal Balance shall equal more than two percent (2%);

(m) The failure of the Issuer to maintain an agreement (in substantially the form attached hereto as Exhibit B) with a Rated Bidder to the effect that such Rated Bidder agrees to submit a binding bid for all non-Delinquent Loans and non-Defaulted Loans in a Termination Event Auction and, in the case of a withdrawal or reduction of the rating assigned to the Rated Bidder below “P-1” by Moody’s, such failure continues for a period of thirty (30) days or more and an acceptable Rated Bidder has not been appointed;

(n) One (1) or more Swap Counterparties fail to agree to any extension of any Interest Rate Swap, and a replacement Swap Counterparty or Swap Counterparties shall not have been obtained at least one (1) year prior to the scheduled termination date in a maximum notional amount at least equal to the lesser of (x) the maximum notional amount of the Interest Rate Swap or Interest Rate Swaps represented by the non-extending Swap Counterparty or Swap Counterparties or (y) if the Program Size has been modified, an amount equal to (i) the then-current Program Size less (ii) the maximum notional amount of all effective (as of such scheduled termination date) Interest Rate Swaps;

(o) An Interest Rate Swap Termination Event or an Interest Rate Swap Event of Default has occurred, unless the maximum notional amount of the Interest Rate Swaps that are not subject to an Interest Rate Swap Termination Event or an Interest Rate Swap Event of Default are equal to or greater than the then-current Program Size;

(p) On any day following the third Payment Date under the Program Documents, the average of the Excess Spread Rate for the Remittance Periods relating to each of the three most recent Payment Dates is less than three percent (3%);

(q) Failure to pay the outstanding principal amount of any Series of Subordinated Notes on the Scheduled Payment Date for such Subordinated Notes;

(r) Failure of the Servicer to make any Monthly Servicer Advance required by it under this Mortgage Loan Purchase and Servicing Agreement on or before the date such advance is required to be made; or

(s) The Outstanding Purchase Price of Mortgage Loans that have been owned by the Issuer for more than one year is equal to or greater than $1,000,000 for fifteen (15) consecutive days;

provided, however, that at any time during the continuance of an event described in clauses (a) through (c), the Issuer may, and shall (i) at the written request of the Required Subordinated Noteholders, with the consent of the Required Senior Noteholders (or, if the Senior Notes have been paid in full, such consent will not be required), (ii) at the written request of the Collateral Agent acting pursuant to Section 4.11 of the Security Agreement, or (iii) in the case of a Servicer Event of Default as set forth in Section 10.1(g) or (h) hereof, at the written request of any Swap Counterparty, notify the Seller that the commitment of the Issuer to purchase Mortgage Loans from the Seller shall terminate. Upon the occurrence of a Termination Event described in clauses (d) through (s) (each, an “Automatic Termination Event”), the Issuer’s commitment to purchase Mortgage Loans from the Seller shall terminate automatically and an Automatic Termination Event will be deemed to have occurred. Upon the declaration of a Termination Event by the Issuer or the occurrence of an Automatic Termination Event, the Issuer will no longer be permitted to purchase additional Mortgage Loans and principal collections on Mortgage Loans, proceeds of sales of Mortgage Loans and amounts received from any Swap Counterparty will be retained under the Security Agreement and used to pay the outstanding obligations of the Issuer pursuant to the terms thereof. If a Termination Event described in clauses (h) or (k) through (s) above occurs, a Security Agreement Event of Default described in clause (e) or (m) through (r) of Section 7.01 of the Security Agreement occurs or an Indenture Event of Default described in clause (e) or (m) through (r) of Schedule I of the Indenture occurs, the Servicer shall use its best efforts to sell all non-Delinquent Loans and non-Defaulted Loans within 90 days of the date on which such Termination Event, Security Agreement Event of Default or Indenture Event of Default occurred. In the event that all non-Delinquent Loans and non-Defaulted Loans have not been so sold by such 90th day, the Collateral Agent shall hold an auction (a “Termination Event Auction”) of the remaining non-Delinquent Loans and non-Defaulted Loans for settlement not later than the 118th day following the date on which such Termination Event, Security Agreement Event of Default or Indenture Event of Default occurred. The Servicer shall notify potential bidders of the Termination Event Auction, including one bidder obligated to make a bid in any such auction; provided, however, that such bidder shall have a “P-1” rating from Moody’s (the “Rated Bidder”). During the Termination

Event Auction, the Servicer shall promptly notify the Designated Swap Counterparty of the highest bid price obtained in the Termination Event Auction for each such non-Delinquent Loan and non-Defaulted Loan and the Designated Swap Counterparty shall have up to two (2) Business Days from the time of notification (but in no event beyond the 118th day referred to above) to elect to purchase such non-Delinquent Loans or non-Defaulted Loans at a price equal to 102% of such highest bid price but in no event more than the amount of the Outstanding Purchase Price of such non-Delinquent Loans or non-Defaulted Loans (plus accrued interest thereon) (the “Purchase Price”). If the Designated Swap Counterparty elects to purchase such non-Delinquent Loans or non-Defaulted Loans within such two (2) Business Day time period, the Designated Swap Counterparty shall pay the Purchase Price for such non-Delinquent Loans or non-Defaulted Loans within two (2) Business Days of the date of such election (but in no event beyond the 118th day referred to above). If the Designated Swap Counterparty fails to pay such Purchase Price or fails to affirmatively elect to purchase such non-Delinquent Loans or non-Defaulted Loans, in either case, within the applicable time period referred to above, the Servicer shall have the right to sell such non-Delinquent Loans or non-Defaulted Loans to the highest bidder.

Section 11.3 Termination of Servicing With Respect to Any Mortgage Loan. The servicing of any Mortgage Loan in accordance with the terms of this Mortgage Loan Purchase and Servicing Agreement shall terminate upon the occurrence of the following: (i) the receipt into the Collateral Account of the proceeds of sale of such Mortgage Loan or the Repurchase Price of such Mortgage Loan or the receipt into the Collateral Account of the Principal Prepayment in full of such Mortgage Loan or (ii) the effectiveness of the termination of the Servicer pursuant to Section 12.1 hereof. No termination of the Servicer pursuant to Section 12.1 hereof shall become effective until a successor shall have assumed the Servicer’s responsibilities and obligations hereunder in the manner provided in Section 12.1.

Upon written request from the Issuer, the Servicer shall deliver all Servicing Files and other documents relating to the Mortgage Loans held by it hereunder to the successor servicer, prepare, execute and deliver to the successor servicer designated by the Issuer any and all documents and other instruments, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Servicer’s sole expense. The Servicer shall cooperate with such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to any Collection Account or thereafter received with respect to the Mortgage Loans.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Successor to Servicer. Prior to termination of the Servicer’s responsibilities and duties under this Mortgage Loan Purchase and Servicing Agreement pursuant to Section 9.4 or 10.1 hereof, the Issuer shall appoint a successor servicer which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Mortgage Loan Purchase and Servicing Agreement prior to the termination of the Servicer’s responsibilities, duties and liabilities under this Mortgage Loan Purchase and Servicing Agreement. In the event that the Servicer’s duties, responsibilities and liabilities under this Mortgage Loan Purchase and Servicing Agreement should be terminated pursuant to Section 9.4, 9.5(b) or (c) or 10.1 hereof, the Servicer shall discharge such duties, responsibilities and liabilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the degree of diligence and prudence which it is obligated to exercise under this Mortgage Loan Purchase and Servicing Agreement and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of, or assignment by, the Servicer pursuant to Section 9.4, 9.5(b) or (g) or 10.1 hereof shall not become effective until (i) in the case of a resignation or removal pursuant to Section 9.4 or 10.1 hereof, a successor shall be appointed by the Issuer pursuant to this Section 12.1, (ii) in the case of an assignment by the Servicer pursuant to Section 9.5(b) or (c) hereof, the assignee accepts its appointment as Servicer as provided in the next paragraph of this Section 12.1, and (iii) in all cases, notice thereof shall have been given to the Rating Agencies and each Swap Counterparty and the Issuer shall have received Rating Agency Confirmation, and, upon acceptance of appointment by a successor Servicer the obligations of such resigning or removed Servicer hereunder shall be terminated, provided that in no event shall such resignation, removal or assignment relieve such resigning or removed Servicer of the representations and warranties made pursuant to Section 3.1 hereof and the remedies available to the Issuer under Section 7.1 hereof, it being understood and agreed that the provisions of such Sections 3.1 and 7.1 shall be applicable to the Servicer notwithstanding any such resignation or removal of, or assignment by, the Servicer, or the termination of this Mortgage Loan Purchase and Servicing Agreement.

Any successor to the Servicer permitted hereunder shall execute, acknowledge and deliver to the Servicer and the Issuer an instrument accepting its appointment as Servicer, wherein the successor shall make the representations and warranties set forth in Section 3.1 hereof, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Mortgage Loan Purchase and Servicing Agreement. Any termination or resignation of the Servicer or termination of this Mortgage Loan Purchase and Servicing Agreement pursuant to Section 9.4, 9.5(b) or (c), 10.1 or 11.1 hereof shall not affect any claims that the Issuer may have against the Servicer arising out of the Servicer’s actions or failure to act prior to any such termination or resignation.

The Servicer shall deliver promptly to the successor servicer the funds in any Collection Account and all Servicing Files and related documents and statements held by it hereunder and the Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

The successor Servicer shall represent and warrant that it is a member of MERS in good standing and shall agree to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS, in which case the predecessor Servicer shall cooperate with the successor Servicer in causing

MERS to revise its records to reflect the transfer of servicing to the successor Servicer as necessary under MERS’ rules and regulations.

Section 12.2 Amendment. This Mortgage Loan Purchase and Servicing Agreement may only be amended with the written consent of the Issuer, the Seller, the Required Noteholders, each Swap Counterparty, and the Servicer, and upon written notice of such amendment to each Rating Agency; provided, however, that the Issuer may amend this Mortgage Loan Purchase and Servicing Agreement without the consent of the Required Noteholders for one or more of the following purposes: (A) to add to the covenants and agreements pursuant to this Mortgage Loan Purchase and Servicing Agreement for the benefit of the holders of the Notes; (B) to cure any ambiguity or to correct or supplement any defective or inconsistent provision contained in this Mortgage Loan Purchase and Servicing Agreement or in any amendment to this Mortgage Loan Purchase and Servicing Agreement; (C) to add such provisions with respect to matters or questions arising under this Mortgage Loan Purchase and Servicing Agreement as may be necessary or desirable and not inconsistent with this Mortgage Loan Purchase and Servicing Agreement; (D) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in the Mortgage Loan Purchase and Servicing Agreement or (E) to restructure the program, including to add AHL REIT as a seller of Mortgage Loans, to provide for the holding of securities secured by Mortgage Loans by the Issuer and to modify the swap arrangements; provided, however, that such action shall not adversely affect in any material respect the interests of any of the holders of the Notes; provided, further, that an Opinion of Counsel shall be furnished to the Collateral Agent or its designated agent to the effect that such amendment (x) will not prevent the Notes from being characterized as debt for federal income tax purposes and (y) will not cause the Issuer to be characterized as an association (or a publicly traded partnership) taxable as a corporation or a taxable mortgage pool for U.S. federal income tax purposes; provided, further, that no such action will be deemed to materially and adversely affect the interests of any of the holders of the Notes if the party requesting such action receives (1) an Officer’s Certificate of the Issuer certifying that such action will not adversely affect in any material respect the interests of any of the holders of the Notes and (2) (x) an Opinion of Counsel stating that such action will not adversely affect in any material respect the interests of any of the holders of the Notes or (y) Rating Agency Confirmation with respect to such action; provided, finally, that any amendment under clause (E) above shall be subject to (1) Rating Agency Confirmation and (2) receipt by the Collateral Agent, the Indenture Trustee and the Swap Counterparties of an Opinion of Counsel that such restructuring shall not cause the Issuer to be required to be registered as an “investment company” under the Investment Company Act. Any material amendment shall be subject to Rating Agency Confirmation. The costs and expenses associated with any such amendment shall be borne by the party requesting the amendment.

Section 12.3 Governing Law. THIS PURCHASE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 12.4 Duration of Agreement. This Mortgage Loan Purchase and Servicing Agreement shall continue in existence and effect until terminated as provided in Section 11.1 hereof.

Section 12.5 Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

(i)	if to the Seller or Servicer:

Accredited Home Lenders, Inc.

15090 Avenue of Science

San Diego, California 92128

Attn: Melissa Dant, Esq.

Telephone: (858) 676-2134

Facsimile: (858) 521-0614

or such other address as may hereafter be furnished to the Issuer in writing;

(ii)	if to the Issuer:

Camel Mountain Funding Trust

c/o U.S. Bank Trust National Association

209 S. LaSalle Street

Chicago, IL 60604

Attn: Corporate Trust Administration

Telephone: (312) 325-8902

Facsimile: (312) 325-8905

with a copy to:

Carmel Mountain Funding Trust

c/o Accredited Home Lenders, Inc.

15090 Avenue of Science

San Diego, California 92128

Attn: David Hertzel, Esq.

Telephone: (858) 676-2104

Facsimile: (858) 521-0614

(iii)	if to the Performance Guarantor:

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, California 92128

Attn: John Buchanan

Telephone: (858) 676-2181

Facsimile: (858) 521-0291

Section 12.6 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Mortgage Loan Purchase and Servicing Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Mortgage Loan Purchase and Servicing Agreement and shall in no way affect the validity or enforceability of the other provisions of this Mortgage Loan Purchase and Servicing Agreement.

Section 12.7 Relationship of Parties. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for the Issuer.

Section 12.8 Execution; Successors and Assigns. This Mortgage Loan Purchase and Servicing Agreement may be executed in one (1) or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one (1) agreement. This Mortgage Loan Purchase and Servicing Agreement shall inure to the benefit of and be binding upon the Seller, the Servicer and the Issuer and their respective successors and permitted assigns; provided, however, that, except for the assignment set forth in Article V of the Security Agreement, the rights of the Issuer to indemnity from the Seller and the Servicer pursuant to Sections 3.3 and 7.1 hereof are not assignable and shall inure only to the benefit of the Issuer and to no other Person.

Section 12.9 Recordation of Assignments of Mortgage. To the extent permitted by applicable law, any Assignment of Mortgage is subject to recordation in the appropriate public office for real property records in the county or other comparable jurisdiction in which the related Mortgaged Property is situated, such recordation to be effected at the Issuer’s expense if requested by the Issuer after the occurrence and during the continuation of a Termination Event or at such other time as the Issuer deems necessary or prudent in its reasonable business judgment in order to preserve or protect the interests of the Issuer in any Mortgage Loan.

Section 12.10 Assignment by the Issuer. The Issuer shall have the right to assign its interest under this Mortgage Loan Purchase and Servicing Agreement to the Collateral Agent for the benefit of the Secured Parties.

Section 12.11 Non-Petition Agreement. Notwithstanding any prior termination of this Mortgage Loan Purchase and Servicing Agreement, each of the Company and the Performance Guarantor severally and not jointly covenants and agrees that it shall not, prior to the date which is one year and one day (or if longer, the applicable preference period then in effect) after the payment in full of the Notes or rated obligations of the Issuer, acquiesce, petition or otherwise, directly or indirectly, invoke or cause the Issuer to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against the Issuer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Issuer. The provisions of this Section 12.11 shall survive the termination of this Mortgage Loan Purchase and Servicing Agreement.

Section 12.12 Waiver of Offset. The Servicer agrees to deliver to the Issuer all amounts required by this Mortgage Loan Purchase and Servicing Agreement to be delivered by the Servicer to the Issuer free and clear of any offset, counterclaim or other deduction on account of, or in respect of, any obligation of the Issuer to the Servicer hereunder.

Section 12.13 Limited Recourse. The Servicer agrees that the obligations of the Issuer to the Servicer under this Mortgage Loan Purchase and Servicing Agreement are limited recourse obligations of the Issuer payable solely from the assets of the Issuer available for such purposes under the Security Agreement and that, upon application of all assets of the Issuer available under the Security Agreement for such purposes, the Servicer shall have no recourse to the Issuer for any obligations of the Issuer to the Servicer to the extent such application does not provide for full satisfaction and payment of such obligation. The provisions of this Section 12.13 shall survive the termination of this Mortgage Loan Purchase and Servicing Agreement.

Section 12.14 No Recourse.

It is expressly understood and agreed by the parties hereto that (a) this Mortgage Loan Purchase and Servicing Agreement is executed and delivered by U.S. Bank Trust National Association, not individually or personally but solely as Owner Trustee of the Carmel Mountain Funding Trust, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Carmel Mountain Funding Trust is made and intended not as personal representations, undertakings and agreements by U.S. Bank Trust National Association but is made and intended for the purpose of binding only the Carmel Mountain Funding Trust, (c) nothing herein contained shall be construed as creating any liability on U.S. Bank Trust National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall U.S. Bank Trust National Association be personally liable for the payment of any indebtedness or expenses of the Carmel Mountain Funding Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Carmel Mountain Funding Trust under this Mortgage Loan Purchase and Servicing Agreement or any other related documents.

ARTICLE XIII

ACCREDITED HOME LENDERS HOLDING CO. GUARANTEE

Section 13.1 Guarantee of Servicer’s Performance and Payment Obligations. For value received, and in consideration of the financial accommodation accorded to the Company by the Issuer under this Mortgage Loan Purchase and Servicing Agreement, Accredited Home Lenders Holding Co. (the “Performance Guarantor”) hereby fully, unconditionally, and irrevocably guarantees to the Issuer, the Collateral Agent (for its benefit and the benefit of the Senior Noteholders) the Indenture Trustee (for its benefit and the benefit of the Subordinated Noteholders), the Owner Trustee and each Swap Counterparty the due performance of, and punctual payment of all amounts payable by, the Company, in its capacity as Servicer under this Mortgage Loan Purchase and Servicing Agreement when and as such obligations hereunder shall become due and, in the case of any payments, payable. The Performance

Guarantor will ensure the performance and payment of every act, duty, obligation, agreement and responsibility of the Servicer set forth herein.

In case of the inability of the Servicer to punctually perform any such act, duty, obligation, responsibility or agreement or to pay punctually any such amounts, the Performance Guarantor hereby agrees, upon written demand by the Issuer, to, as applicable, (i) perform any such act, duty, obligation, responsibility or agreement and (ii) pay or cause to be paid any such amount, punctually when and as the same shall become due and, in the case of any payment, payable (exclusive of any grace period).

(A) The Performance Guarantor hereby agrees that its obligations under this Section 13.1 constitute a guarantee of performance and payment when due and not of collection.

(B) The Performance Guarantor hereby agrees that its obligations under this Section 13.1 shall be unconditional, irrespective of the validity, regularity or enforceability of this Mortgage Loan Purchase and Servicing Agreement against the Servicer, the absence of any action to enforce the Servicer’s obligations under this Mortgage Loan Purchase and Servicing Agreement, any waiver or consent by the Issuer, the holders of the Notes, the Indenture Trustee, the Owner Trustee, any Swap Counterparty or the Collateral Agent with respect to any provisions thereof, the entry by the Servicer and the Issuer into additional transactions under this Mortgage Loan Purchase and Servicing Agreement or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than the defenses of statute of limitations or payment, which are not waived); provided, however, that the Performance Guarantor shall be entitled to exercise any right that the Servicer could have exercised under this Mortgage Loan Purchase and Servicing Agreement to cure any default in respect of its obligations under this Mortgage Loan Purchase and Servicing Agreement or to set-off, counterclaim or withhold payment in respect of any event of default or potential event of default in respect of the Issuer or any Affiliate, but only to the extent such right is provided to the Servicer under this Mortgage Loan Purchase and Servicing Agreement. The Performance Guarantor acknowledges that the Servicer and the Issuer may from time to time enter into one (1) or more Transfer Supplements pursuant to this Mortgage Loan Purchase and Servicing Agreement and agrees that the obligations of the Performance Guarantor under this Section 13.1 will upon the execution of any such Transfer Supplement by the Servicer and the Issuer extend to all such Transfer Supplements without the taking of further action by the Performance Guarantor.

(C) The Performance Guarantor hereby waives (i) promptness, diligence, presentment, demand of payment, protest, order and, except as set forth in paragraph (a) hereof, notice of any kind in connection with this Mortgage Loan Purchase and Servicing Agreement and this Section 13.1 and (ii) any requirement that the Issuer, the Indenture Trustee, the Owner Trustee, any Swap Counterparty or the Collateral Agent exhaust any right to take any action against the Servicer or any other person prior to or contemporaneously with proceeding to exercise any right against the Performance Guarantor under this Section 13.1.]

ARTICLE XIV

ASSIGNMENT

Section 14.1 Assignment. Notwithstanding anything to the contrary contained in this Mortgage Loan Purchase and Servicing Agreement, the Issuer hereby assigns, conveys, transfers, delivers and sets over unto the Collateral Agent for the benefit of the Secured Parties, all of its right, title and interest in, to and under, whether now owned or existing, or hereafter acquired, this Mortgage Loan Purchase and Servicing Agreement including, without limitation, all monies due and to become due to the Issuer hereunder or in connection therewith, whether payable as fees, expenses, costs, indemnities, insurance recoveries, damages for the breach of this Mortgage Loan Purchase and Servicing Agreement or otherwise, and all rights, remedies, powers, privileges and claims of the Issuer under or with respect to this Mortgage Loan Purchase and Servicing Agreement (whether arising pursuant to the terms of this Mortgage Loan Purchase and Servicing Agreement or otherwise available to the Issuer at law or in equity), including, without limitation, the rights of the Issuer to enforce this Mortgage Loan Purchase and Servicing Agreement and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to this Mortgage Loan Purchase and Servicing Agreement to the same extent as the Issuer could but for the assignment and security interest granted to the Collateral Agent in this Section 14.1. The Issuer acknowledges the security interest in the Mortgage Loans of the Collateral Agent as representative secured party for the Issuer, the Secured Parties and any other Persons to whom the Issuer owes the obligations secured by such Mortgage Loans.

The Issuer and the Seller shall each treat the Collateral Agent as the Issuer under this Mortgage Loan Purchase and Servicing Agreement and each consent to such assignment and acknowledge that the Collateral Agent shall enjoy the Issuer’s rights under this Mortgage Loan Purchase and Servicing Agreement pursuant to the provisions of this Section 14.1. Without limiting the generality of the foregoing, the Issuer and the Seller shall each report to and correspond and communicate with the Collateral Agent. The Collateral Agent shall have all rights of the Issuer to enforce the covenants and conditions set forth in this Mortgage Loan Purchase and Servicing Agreement with respect to the Mortgage Loans, and the Issuer and the Seller, respectively, shall each follow the instructions of the Collateral Agent under this Mortgage Loan Purchase and Servicing Agreement. The Collateral Agent shall have the right to give any waivers or consents required or allowed under this Mortgage Loan Purchase and Servicing Agreement, and such waivers and consents shall be binding upon the Issuer and any party for whom the Collateral Agent acts as representative secured party as if the Issuer or such party had given the same. All amounts due the Issuer under this Mortgage Loan Purchase and Servicing Agreement shall be remitted to the Collateral Agent in accordance with the Collateral Agent’s instructions and in accordance with this Mortgage Loan Purchase and Servicing Agreement.

Section 14.2 Third-Party Beneficiary. Each of the Collateral Agent, the Indenture Trustee and the Custodian and their successors and assigns shall be an express third-party beneficiary of this Agreement and shall be entitled to rely upon and directly enforce any rights granted to them hereunder; including, without limitation, any indemnity.

IN WITNESS WHEREOF, the Company and the Issuer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

ACCREDITED HOME LENDERS, INC., as Seller and Servicer

By:	/s/ Melissa G. Dant
Name: Melissa G. Dant
Title: Senior Secondary Markets Counsel,
AVP & Ass’t Sec’y

CARMEL MOUNTAIN FUNDING TRUST,
as The Issuer

By:	U.S. Bank Trust National Association, not in its individual capacity, but solely as Owner Trustee

By:	/s/ Patricia M. Child
Name: Patricia M. Child
Title: Vice President

ACCREDITED HOME LENDERS HOLDING CO., solely in its capacity of Performance Guarantor of the Servicer’s obligations pursuant to Article XIII of this Mortgage Loan Purchase and Servicing Agreement

By:	/s/ David E. Hertzel
Name: David E. Hertzel
Title: GC, AVP & Ass’t Sec’y

Mortgage Loan Purchase and Servicing Agreement

SCHEDULE I

PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in the Mortgage Loan Purchase and Servicing Agreement, to induce the Servicer and the Issuer to enter into the Mortgage Loan Purchase and Servicing Agreement, the Seller (other than with respect to paragraph 12) and the Servicer (with respect to paragraph 12) hereby represents, warrants, and covenants to the Issuer and the Servicer as to itself as follows, on the date hereof and on each applicable Closing Date thereafter:

General

1. The Mortgage Loan Purchase and Servicing Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Mortgage Loans transferred by the Seller to the Issuer, including the related servicing rights and all collateral related thereto now existing or hereafter arising in favor of the Issuer, which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from the Seller.

2. The Mortgage Loans transferred by the Seller to the Issuer constitute “instruments” and the related servicing rights constitute “general intangibles” within the meaning of the UCC as in effect in the State of New York.

Creation

3. With regard to those Mortgage Loans sold by the Seller to the Issuer hereunder, the Seller owns and has good and marketable title to such Mortgage Loans and related servicing rights free and clear of any lien, claim or encumbrance of any Person, excepting only liens of the Seller’s warehouse lender to be released immediately upon payment of the related purchase price on the applicable Closing Date for the related Mortgage Loan and liens for taxes, assessments or similar governmental charges or levies incurred in the ordinary course of business that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the lien attaches is not impaired during the pendency of such proceeding.

4. The Seller has received or will receive all consents and approvals to its sale of Mortgage Loans and related servicing rights to the Issuer hereunder required by the terms of such Mortgage Loans and related servicing rights that constitute instruments or payment intangibles.

Perfection:

5. The Seller has caused or will have caused, within ten days after the effective date of the Mortgage Loan Purchase and Servicing Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect in accordance with the UCC the sales of Mortgage Loans and related servicing rights from the Seller to the Issuer, and the security interest in the Mortgage Loans and related servicing rights transferred by the Seller granted to the Issuer hereunder.

6. The Seller or its closing agent has in its possession the original copies of such instruments that constitute or evidence the Mortgage Loans sold by it to the Issuer, and the Issuer has caused or will have caused within ten days of the effective date of the Mortgage Loan Purchase and Servicing Agreement, the filing of financing statements against the Issuer and the Seller in favor of the Collateral Agent for the benefit of Secured Parties in connection herewith describing such Mortgage Loans and containing a statement that: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Collateral Agent for the benefit of the Secured Parties.”

Priority

7. Neither the Seller nor the Issuer has authorized the filing of, or is aware of any financing statements against itself or the Issuer that include a description of collateral covering the Mortgage Loans, the related servicing rights or the Collateral, respectively, other than any financing statements (i) relating to the sale of Mortgage Loans and the related servicing rights by the Seller to the Issuer under the Mortgage Loan Purchase and Servicing Agreement or relating to the transfer of the Assigned Collateral from the Issuer to the Collateral Agent under the Security Agreement, (ii) relating to the security interest granted to the Issuer hereunder or the Collateral Agent pursuant to the Security Agreement, or (iii) that have been terminated.

8. The Seller is not aware of any judgment, ERISA or tax lien filings against itself or the Issuer.

9. None of the instruments that constitute or evidence the Mortgage Loans transferred by the Seller has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed, without release or reconveyance, to any Person other than the Issuer hereunder or the Collateral Agent pursuant to the Security Agreement.

10. Notwithstanding any other provision of the Mortgage Loan Purchase and Servicing Agreement or any other Program Document, the Perfection Representations contained in this Schedule shall be continuing, and remain in full force and effect (notwithstanding any termination of any of the Program Documents or any replacement of the Servicer or termination of Servicer’s rights to act as such) until such time as all Obligations have been finally and fully paid and performed.

11. The parties to the Mortgage Loan Purchase and Servicing Agreement: (i) shall not, without obtaining a confirmation of the then-current rating of all outstanding Series of Notes, waive any of the Perfection Representations; and (ii) shall provide the Ratings Agencies and Swap Counterparties with prompt written notice of any breach of the Perfection Representations, and shall not, without obtaining a confirmation of the then-current rating of the all outstanding Series of Notes (as determined after any adjustment or withdrawal of the ratings following notice of such breach) waive a breach of any of the Perfection Representations.

12. The Servicer covenants that, in order to evidence the interests of the Issuer and the Collateral Agent under this Mortgage Loan Purchase and Servicing Agreement and the Security Agreement, respectively, the Servicer shall take such action, or execute and deliver such instruments as may be necessary or advisable (including, without limitation, such actions as are requested by the Issuer or the Collateral Agent) to maintain and perfect, as a first priority interest, the Issuer’s security interest in the Mortgage Loans and the Collateral Agent’s security interest in the Assigned Collateral. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Issuer and the Collateral Agent for the Issuer or the Collateral Agent, as applicable, to authorize (based on the Opinion of Counsel hereinafter provided for) the Servicer to file, all financing statements, amendments, continuations, initial financing statements in lieu of a continuation statement, terminations, partial terminations, releases or partial releases, or any other filings necessary or advisable to continue, maintain and perfect the Issuer’s security interest in the Mortgage Loans as a first-priority interest and the Collateral Agent’s security interest in the Assigned Collateral as a first-priority interest (each a “Filing”). The Servicer shall present each such Filing to the Issuer or the Collateral Agent, as applicable, together with a form of authorization for the Issuer’s signature or the Collateral Agent’s signature, as applicable. Upon receipt of such Opinion of Counsel and form of authorization, the Issuer or the Collateral Agent, as applicable, shall promptly authorize in writing the Servicer to, and the Servicer shall, effect such Filing under the Uniform Commercial Code. Notwithstanding anything else in the Program Documents to the contrary, the Servicer shall not have any authority to effect a Filing without obtaining written authorization from the Issuer or the Collateral Agent, as applicable, in accordance with this paragraph.

EXHIBIT A

FORM OF TRANSFER SUPPLEMENT

[date]

Carmel Mountain Funding Trust

c/o Accredited Home Lenders, Inc.

15090 Avenue of Science

San Diego, California 92128

Attn:

Purchase Terms Letter

Ladies and Gentlemen:

Accredited Home Lenders, Inc. (the “Company”) and Carmel Mountain Funding Trust (the “Issuer”) herewith confirm the terms and provisions of the Mortgage Loan Purchase and Servicing Agreement (the “Mortgage Loan Purchase and Servicing Agreement”) entered into on May 10, 2005 pursuant to which the Company and the Issuer agreed upon the terms under which the Company would from time to time sell nonprime mortgage loans to the Issuer. In consideration of the promises and the mutual agreements herein and therein set forth, the Company and the Issuer hereby agree to the terms and provisions of the sale of the nonprime mortgage loans described in the Mortgage Loan Schedule attached hereto as Exhibit I, as set forth below and as described in more detail in the Mortgage Loan Purchase and Servicing Agreement. Upon execution of this Transfer Supplement by the Company and the Issuer and receipt of the Initial Purchase Price therefor, the Company hereby sells, assigns, transfers, sets over and conveys to the Issuer all right, title and interest of the Company in, to and under each nonprime mortgage loan identified on the attached Mortgage Loan Schedule (collectively, the “Mortgage Loans”). It is intended that the transfer, assignment and conveyance herein contemplated constitute a sale of the Mortgage Loans, conveying good title thereto free and clear of any liens, by the Company to the Issuer and that the Mortgage Loans not be part of the Company’s estate in the event of insolvency. In the event that the Mortgage Loans are held to be property of the Company or if for any other reason this Transfer Supplement is held or deemed not to absolutely sell and assign the Mortgage Loans, the parties intend that the Company shall be deemed to have granted, and does hereby grant, to the Issuer a valid security interest, free and clear of any lien, claim or interest of any other Person, in the Mortgage Loans and all Assigned Collateral (as defined in the Security Agreement) related thereto now existing or hereafter arising for the purpose of securing the rights of the Issuer under the Mortgage Loan Purchase and Servicing Agreement, and that the Mortgage Loan Purchase and Servicing Agreement and this Transfer Supplement shall each constitute a security agreement under applicable law.

(i) Closing Date:                     . The Initial Purchase Price shall be paid by the Issuer to the Company in immediately available funds on such Closing Date. The aggregate Outstanding Principal Balance of the Mortgage Loans as of the Closing Date is $                .

(ii) Initial Purchase Price: The Initial Purchase Price for the Mortgage Loans shall be $                .

(iii) The Mortgage Loans: The Mortgage Loans have the characteristics set forth on the Mortgage Loan Schedule, set forth as Exhibit I attached hereto.

(iv) Representations and Warranties: Each representation and warranty of the Company set forth in Sections 3.1 and 3.2 of the Mortgage Loan Purchase and Servicing Agreement will be true and correct on the Closing Date as they relate to the Mortgage Loans.

(v) Terms: All references herein to the Mortgage Loans shall be deemed to refer only to the Mortgage Loans described in the Mortgage Loan Schedule attached hereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Mortgage Loan Purchase and Servicing Agreement.

(vi) Governing Law: This Transfer Supplement will be governed by the law of the State of New York.

Kindly acknowledge your agreement and consent to the terms of this letter by signing and returning to us the enclosed duplicate copy hereof.

Very truly yours,

ACCREDITED HOME LENDERS, INC.

By:
Name:
Title:

Dated:

ACCEPTED AND AGREED:

CARMEL MOUNTAIN FUNDING TRUST

By:	Accredited Home Lenders, Inc., as Administrator

By:
Name:
Title:

Exhibit I to Transfer Supplement

Mortgage Loan Schedule

1.	identifying number for the Mortgage Loan:

2.	Mortgagor’s name:

3.	street address of the Mortgaged Property including the state code:

4.	code indicating whether the Mortgaged Property is a one family residence, a 2-4 family residence, an individual condominium unit or townhouse, an individual unit in a planned unit development, or a unit of manufactured housing treated as real estate under applicable state law:

5.	months to maturity from the Closing Date based on the amortization schedule for such Mortgage Loan:

6.	Loan-to-Value Ratio:

7.	Mortgage Interest Rate:

8.	stated maturity date:

9.	amount of Monthly Payment:

10.	Outstanding Principal Balance:

11.	payment type (fixed rate or adjustable rate):

12.	Initial Purchase Price:

13.	Closing Date:

14.	first-priority or second-priority security interest:

15.	MERS number, if applicable:

EXHIBIT B

[RATED BIDDER]

[ADDRESS]

May __, 2005

Carmel Mountain Funding Trust

c/o Accredited Home Lenders, Inc.

15090 Avenue of Science

San Diego, California 92128

Attn:

Deutsche Bank Trust Company Americas, as Collateral Agent

60 Wall Street

MSNYC60-2606

New York, New York 10005

Attn: Commercial Paper Group

Dear Sirs:

Reference is made to the (i) Mortgage Loan Purchase and Servicing Agreement, dated as of May 10, 2005 (the “Mortgage Loan Purchase and Servicing Agreement”), among Accredited Home Lenders, Inc., as Seller and Servicer, Accredited Home Lenders Holding Co., as Performance Guarantor, and Carmel Mountain Funding Trust, as purchaser (the “Issuer”) and (ii) Security Agreement, dated as of May 10, 2005 (the “Security Agreement”), between the Issuer and Deutsche Bank Trust Company Americas, as Collateral Agent, each as may be amended, modified or supplemented. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Mortgage Loan Purchase and Servicing Agreement and the Security Agreement.

Pursuant to Section 11.2 of the Mortgage Loan Purchase and Servicing Agreement, if a Termination Event set forth in clauses (h) or (k) through (s) thereof occurs or, pursuant to Section 7.01 of the Security Agreement, if a Security Agreement Event of Default set forth in clause (e) or (m) through (r) thereof occurs or, pursuant to Schedule I of the Indenture, if an Indenture Event of Default set forth in clause (e) or (m) through (r) thereof occurs, the Servicer is required to use its best efforts to sell all non-Delinquent Loans and non-Defaulted Loans for settlement within 90 days of the date on which such Termination Event, Security Agreement Event of Default or Indenture Event of Default occurred. In the event that all non-Delinquent Loans and non-Defaulted Loans have not been so sold by such 90th day, the Collateral Agent shall hold an auction (a “Termination Event Auction”) of the remaining non-Delinquent Loans and non-Defaulted Loans for settlement not later than the 118th day following the date on which such Termination Event, Security Agreement Event of Default or Indenture Event of Default occurred (the “Final Settlement Date”). Additionally, pursuant to Section 4.1 of the Mortgage Loan Purchase and Servicing Agreement, in the event the principal of any Notes becomes due and payable (a “Repayment Event”), whether pursuant to the terms thereof or by the occurrence of a Security Agreement Event of Default or an Indenture Event of

Default or optional repurchase, maturity or otherwise, the Servicer is required to arrange for the sale of Mortgage Loans at such times and in such manner so that the proceeds of the sale, together with amounts received by the Issuer in connection with the Interest Rate Swap, are available to pay amounts due and owing on such Notes on the dates the Notes are required to be repaid (each, a “Repayment Date”). Finally, pursuant to Section 3.5(c) of the Mortgage Loan Purchase and Servicing Agreement, in the event that the Seller fails to purchase any Mortgage Loans when they are required to do so, the Servicer is required to arrange for the sale of such Mortgage Loans on behalf of the Issuer. If the Servicer is unable to sell such Mortgage Loans on behalf of the Issuer by the fifteenth (15th) day following the purchase of such Mortgage Loans by the Issuer, the Servicer is required to conduct an auction for such Mortgage Loans on such fifteenth (15th) day or if such day is not a Business Day, then on the next succeeding Business Day (a “Wet Funding Auction”).

In connection with any such Termination Event Auction or Repayment Event, [RATED BIDDER] (the “Bank”), the Servicer, the Collateral Agent and the Issuer agree as follows:

(a) With respect to the Termination Event Auction:

(i) the Bank shall participate in a Termination Event Auction and agrees to make a binding bid (the “Bid”) for all Mortgage Loans which, as of the auction date, are non-Defaulted or non-Delinquent Loans. The amount of the Bid shall be determined in the sole discretion of the Bank and such Bid shall remain in effect until the Final Settlement Date; and

(ii) if the Issuer accepts the Bid, the Issuer shall notify the Bank and the Collateral Agent of such acceptance and the principal balance of Mortgage Loans to be purchased by the Bank (which amount may be all or a portion of the principal balance of the Mortgage Loans) in writing not later than two (2) Business Days prior to the Final Settlement Date. Any such purchase of Mortgage Loans by the Bank shall be settled on or prior to the Final Settlement Date.

(b) With respect to any Repayment Event, if requested by the Collateral Agent:

(i) the Bank agrees to make a Bid for the principal balance of Mortgage Loans specified by the Collateral Agent which, as of the Bid date, are non-Defaulted Loans or non-Delinquent Loans. The amount of the Bid shall be determined in the sole discretion of the Bank and such Bid shall remain in effect until such Repayment Date; and

(ii) if the Issuer accepts the Bid, the Issuer shall notify the Bank and the Collateral Agent of such acceptance and the principal balance of Mortgage Loans to be purchased by the Bank (which amount may be all or a portion of the principal balance of the Mortgage Loans) in writing on or prior to such Repayment Date. Any such purchase of Mortgage Loans by the Bank shall be settled on or prior to such Repayment Date.

(c) With respect to any Wet Funding Auction, if requested by the Servicer:

(i) the Bank agrees to make a Bid for the principal balance of Mortgage Loans specified by the Servicer. The amount of the Bid shall be determined in the sole discretion of the Bank and such Bid shall remain in effect until the close of business on the day that it was made; and

(ii) if the Servicer accepts that bid on behalf of the Issuer, the Servicer shall notify the Bank of such acceptance and the principal balance of Mortgage Loans to be purchased by the Bank (which amount may be all or a portion of the principal balance of the Mortgage Loans) in writing on the day of such Wet Funding Auction. Any such purchase of Mortgage Loans by the Bank as a bidder in a Wet Funding Auction shall be settled on the day of such Wet Funding Auction.

(d) If the Bank’s rating assigned by Moody’s is either downgraded below “P-1” or withdrawn, the Bank shall give notice of such downgrade or withdrawal to the Issuer within three days of notice thereof. The Bank shall use its best efforts to assist the Issuer in finding a replacement rated bidder to assume the Bank’s obligations under this agreement.

This agreement shall remain in full force and effect until all the Notes have been paid in full. This agreement and the Bank’s rights and obligations hereunder may not be assigned or otherwise transferred by the Bank, whether by operation of law or otherwise, unless (i) the Issuer, the Servicer and the Collateral Agent consent in writing to such assignment, (ii) the assignee has expressly assumed the obligations of the Bank hereunder by written instrument in form and substance satisfactory to the Issuer, the Servicer and the Collateral Agent and (iii) Rating Agency Confirmation with respect to such assignment has been received by the Issuer.

In consideration of the above agreement the Issuer shall pay the Bank such fee as shall be separately agreed between the Issuer and the Bank.

This agreement shall be governed by the internal laws of the State of New York and may be executed in counterparts.

Very truly yours,

[RATED BIDDER]

By:
Name:
Title:

Accepted and Agreed as of the date written above:

CARMEL MOUNTAIN FUNDING TRUST

By:	Accredited Home Lenders, Inc., as Administrator

By:
Name:
Title:

ACCREDITED HOME LENDERS, INC., as Servicer

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:
Name:
Title:

EXHIBIT C

FORM OF SERVICER REPORT

C-1

EXHIBIT D

FORM OF SERVICER ADVANCE REPORT

D-1

EXHIBIT E

FORM OF MONTHLY DISPOSITION REPORT

E-1

EXHIBIT F

LOSS MITIGATION ACTION PLAN

F-1